UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement.
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to § 240.14a-12.

Specialized Health Products International, Inc.

(Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
common stock, par value $.02 per share, of Specialized Health Products International, Inc.

(2)	Aggregate number of securities to which transaction applies: 68,373,633 shares of common stock issued and outstanding, including 1,739,670 shares of restricted stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction is determined and based upon the product of 68,373,633 shares of Specialized Health Products International, Inc. common stock, including restricted stock, and $1.00 per share, which is $68,373,633. The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1) was calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00003930.

(4)   Proposed maximum aggregate value of transaction: $68,373,633

(5)   Total fee paid: $2,687.08
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Specialized Health Products International, Inc.:

You are cordially invited to attend the special meeting of stockholders of Specialized Health Products International, Inc., or “SHPI,” to be held on [ ], 2008, at [ ] (Mountain Time), at [ ]. At the special meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 10, 2008, pursuant to which Pelican Acquisition Sub Co. will be merged with and into SHPI, with SHPI surviving as a wholly-owned subsidiary of C. R. Bard, Inc.

If SHPI’s stockholders adopt and approve the merger agreement and the merger is completed, then each outstanding share of SHPI common stock, including all restricted shares (other than shares owned by C. R. Bard, Pelican Acquisition Sub or held in treasury by us and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights under Delaware law), will be converted into the right to receive $1.00 in cash, without interest. As a result of the merger, SHPI will become a wholly-owned subsidiary of C. R. Bard.

SHPI’s Board of Directors has unanimously determined that the merger is advisable, fair to and in the best interests of SHPI and its stockholders, has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” adoption and approval of the merger agreement.

Adoption and approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of SHPI’s common stock outstanding and entitled to vote at the special meeting. Each share of SHPI common stock is entitled to one vote on all matters to come before the special meeting.

Certain stockholders of SHPI, including the executive officers and the largest stockholder of SHPI, listed below under “The Voting and Support Agreement” have executed a voting and support agreement with C. R. Bard to vote their SHPI common stock in favor of adoption and approval of the merger agreement and against any other acquisition proposal and have provided C. R. Bard with an irrevocable proxy to vote their stock. As of March 10, 2008, these stockholders owned approximately 29% of the common stock outstanding of SHPI entitled to vote at the special meeting.

The Board of Directors of SHPI has fixed the close of business on [ ], 2008, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof.

The accompanying Notice of Special Meeting and Proxy Statement provides you with detailed information regarding the matters to be acted on at the special meeting, including any adjournment or postponement thereof. Please give this material your careful attention and consideration.

Your vote is important regardless of the number of shares of SHPI common stock you own. A failure to vote will count as a vote against adoption and approval of the merger agreement. Accordingly, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend the special meeting.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instruction from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger proposal.

Thank you for your cooperation.
Sincerely,

Jeffrey M. Soinski
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement. Any contrary representation is a criminal offense.

The accompanying proxy statement is dated [ ], 2008, and is first being mailed to stockholders of SHPI on or about [ ], 2008.

Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2008

TO THE STOCKHOLDERS OF SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Specialized Health Products International, Inc. will be held on [ ], 2008, at [ ] (Mountain Time) at [ ], for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, or the “merger agreement,” dated as of March 10, 2008, by and among, Specialized Health Products International, Inc., or “SHPI,” Pelican Acquisition Sub Co., or “Merger Sub,” and C. R. Bard, Inc., pursuant to which Merger Sub will merge with and into SHPI, with SHPI surviving as a wholly-owned subsidiary of C. R. Bard. Upon completion of the merger, each outstanding share of SHPI common stock, including all restricted shares (other than shares owned by C. R. Bard, Merger Sub or held in treasury by us and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive $1.00 in cash, without interest or dividends thereon. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement; and

3. To transact such other business as is properly presented at the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on [ ], 2008 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting in case you cannot attend, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend.

Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of SHPI’s common stock entitled to vote at the special meeting is necessary to adopt and approve the merger agreement.

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the special meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

SHPI stockholders who do not vote in favor of the adoption and approval of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Delaware law. This appraisal amount could be more, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of the applicable Delaware statutory provision is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

By Order of the Board of Directors,

Paul S. Evans
Corporate Secretary

Bountiful, Utah
[ ], 2008

Please do not send in your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010

PROXY STATEMENT

For Special Meeting of Stockholders
to be Held on [ ], 2008

TABLE OF CONTENTS

SUMMARY	1

The Parties to the Merger (See page [ ])	1
Proposed Acquisition (See page [ ])	2
Unanimous Board Recommendation (See page [ ])	2
Reasons for the Merger (See page [ ])	2
Opinion of SHPI’s Financial Advisor (See page [ ])	2
The Special Meeting of SHPI Stockholders (See page [ ])	2
Voting and Support Agreement (See page [ ])	3
Appraisal Rights (See page [ ])	3
Material United States Federal Income Tax Consequences (See page [ ])	3
When the Merger Will Be Completed (See page [ ])	4
Conditions to Completion of the Merger (See page [ ])	4
Required Regulatory Approvals (See page [ ])	4
Interests of Certain Persons in the Merger (See page [ ])	5
Procedure for Receiving Merger Consideration (See page [ ])	5
No Solicitation (See page [ ])	5
Termination of the Merger Agreement (See page [ ])	5
Break Up Fee (See page [ ])	5

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	7

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12

THE PARTIES TO THE MERGER	13

Specialized Health Products International, Inc.	13
C. R. Bard, Inc.	13
Pelican Acquisition Sub Co.	13

THE SPECIAL MEETING OF SHPI STOCKHOLDERS	14

Place, Date, Time and Purpose of the Special Meeting	14
Who Can Vote at the Special Meeting	14
Quorum; Vote Required	14
How You Can Vote	15
How You May Revoke or Change Your Vote	15
Proxy Solicitation	15

i

THE MERGER	16

Background of the Merger	16
Unanimous Board Recommendation	21
SHPI’s Reasons for the Merger	21
Opinion of SHPI’s Financial Advisor	23
Interests of Certain Persons in the Merger	30
Material United States Federal Income Tax Consequences	32
Required Regulatory Approvals	34

THE MERGER AGREEMENT	35

The Merger	35
Completion and Effectiveness of the Merger	35
Treatment of Stock Options and Restricted Stock	35
Exchange of SHPI Stock Certificates for the Merger Consideration	36
Representations and Warranties	37
Conduct of SHPI’s Business Before Completion of the Merger	40
Limitation on SHPI’s Ability to Consider Other Acquisition Proposals	43
Financing of the Merger	44
Conditions to Completion of the Merger	44
Termination of the Merger Agreement	46
Break Up Fee	47
Modification or Amendment	48

THE VOTING AND SUPPORT AGREEMENT	49

MARKET PRICE FOR SHPI COMMON STOCK	51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53

Security Ownership of Directors and Executive Officers	53

APPRAISAL RIGHTS	55

FUTURE STOCKHOLDER PROPOSALS	59

OTHER MATTERS	59

WHERE YOU CAN FIND MORE INFORMATION	59

-ii-

SUMMARY

This summary does not contain all of the information that is important to you. We urge you to read the entire proxy statement carefully to fully understand the merger. We also encourage you to read the merger agreement attached as Annex A to this proxy statement, as it is the legal document that governs the merger.

The Parties to the Merger (See page [ ])

Specialized Health Products International, Inc.

Specialized Health Products International, Inc. is a Delaware corporation that is referred to in this proxy statement, along with its subsidiaries, as “SHPI,” “we,” “us,” and “our.” SHPI is a developer, manufacturer and marketer of proprietary disposable medical devices for clinician and patient safety.

C. R. Bard, Inc.

C. R. Bard, Inc. is a New Jersey corporation, referred to in this proxy statement as “C. R. Bard.” C. R. Bard is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urological, oncological and surgical specialty products. C. R. Bard’s principal executive offices are located at 730 Central Avenue, Murray Hill, New Jersey 07974. The telephone number of its principal executive offices is (908) 277-8000.

Pelican Acquisition Sub Co.

Pelican Acquisition Sub Co. is a newly-formed Delaware corporation, referred to in this proxy statement as “Merger Sub”. Merger Sub is a wholly-owned subsidiary of C. R. Bard formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will merge with and into SHPI with SHPI as the surviving corporation.

Proposed Acquisition (See page [ ])

•
Stockholder Vote. You are being asked to vote to adopt and approve a merger agreement. The merger agreement provides that SHPI will be acquired by C. R. Bard through the merger of Merger Sub with and into SHPI. SHPI will be the surviving corporation in the merger and will become a wholly-owned subsidiary of C. R. Bard.

•
Consideration for Your Stock. If the merger agreement is adopted and approved and the merger is subsequently completed, each outstanding share of SHPI common stock, including all restricted shares (other than shares owned by C. R. Bard, Merger Sub or held in treasury by us and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights), will be cancelled and converted automatically into the right to receive $1.00 in cash, without interest or dividends thereon.

•
Stock Options and Other Equity-Based Awards. None of the outstanding options to purchase shares of SHPI common stock granted under any stock option plan or otherwise will be assumed by C. R. Bard. Accordingly, as of the effectiveness of the merger, each outstanding option will be cancelled in accordance with the terms of the plans and related award agreements under which such options were granted. No option holder holds options that will result in a cash payment since the exercise price of the options is equal to or exceeds the per share merger consideration. Upon the effectiveness of the merger, each unvested share of restricted stock will immediately become vested, as described below under “The Merger Agreement—Treatment of Stock Options and Restricted Stock,” and will be cancelled and converted into the right to receive $1.00 in cash, without interest or dividends thereon.

Unanimous Board Recommendation (See page [ ])

After careful consideration, SHPI’s Board of Directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SHPI and its stockholders. Accordingly, SHPI’s Board of Directors has unanimously approved the merger agreement and unanimously recommends that SHPI stockholders vote “FOR” adoption and approval of the merger agreement.

Reasons for the Merger (See page [ ])

The Board of Directors of SHPI has unanimously determined that the merger is fair to, and in the best interests of, SHPI and its stockholders. In arriving at its determination, the Board of Directors of SHPI considered a number of factors, including the material factors described below under “The Merger–SHPI’s Reasons for the Merger.”

Opinion of SHPI’s Financial Advisor (See page [ ])

CIT Capital Securities LLC (“CIT”) delivered its opinion to the SHPI Board of Directors that, as of March 10, 2008 and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of SHPI common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of CIT, dated March 10, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. CIT provided its opinion for the information of the SHPI Board of Directors in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation of the merger to SHPI or its stockholders, nor does it constitute a recommendation to any stockholder of SHPI as to how such stockholder should vote on any matter relating to the merger. SHPI has agreed to pay CIT a transaction fee, the principal portion of which is payable upon consummation of the merger.

The Special Meeting of SHPI Stockholders (See page [ ])

Place, Date and Time. The special meeting will be held at [ ] at [_:00 _.m.] (Mountain Time) on [ ], 2008.

Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of SHPI common stock you own of record as of [ ], 2008, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on [ ], 2008, there were [ ] shares of SHPI common stock outstanding held by approximately [ ] stockholders.

What Vote is Required for Adoption and Approval of the Merger Agreement. The adoption and approval of the merger agreement requires the affirmative vote of a majority of the shares of SHPI common stock outstanding at the close of business on the record date. The failure to vote has the same effect as a vote against adoption and approval of the merger agreement.

Procedure for Voting. You can vote your shares by: (1) signing and dating the enclosed proxy card and mailing it; or (2) attending the special meeting and voting in person. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of SHPI in writing, or deliver a new proxy, dated after the date of the proxy being revoked, before your common stock has been voted at the special meeting, or you must attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of a proxy submitted prior to the special meeting.

Voting and Support Agreement (See page [ ])

Certain stockholders of SHPI, including the executive officers and the largest stockholder of SHPI, listed below under “The Voting and Support Agreement,” have executed the voting and support agreement to vote their SHPI common stock in favor of adoption and approval of the merger agreement and against any other Acquisition Proposal (as defined below) and have provided C. R. Bard with an irrevocable proxy to vote their stock.

As of March 10, 2008, those stockholders who entered into the voting and support agreement owned approximately 29% of the voting power of the common stock of SHPI entitled to vote at the special meeting. However, the voting and support agreement permits approximately 1.5% of the outstanding shares of common stock of SHPI held by certain executive officers of SHPI to be transferred prior to the date of the special meeting to satisfy tax obligations of, and make charitable contributions by, such officers. See “The Voting and Support Agreement” for more information on the voting and support agreement. The complete text of the voting and support agreement is attached to this proxy statement as Annex B.

Appraisal Rights (See page [ ])

Delaware law provides you with appraisal rights in connection with the merger. This means that if you are not satisfied with the amount of cash you will receive in the merger, you are entitled to demand payment of the fair value of your shares, as may be determined by judicial appraisal. The “fair value” of SHPI common stock may be more than, less than, or equal to the $1.00 merger consideration you would have received for each of your shares in the merger if you had not exercised your appraisal rights. In order to properly perfect and exercise your appraisal rights, you must give written demand for payment for your shares before the taking of the vote on the merger at the special meeting, you must not vote in favor of adoption and approval of the merger agreement, and you must comply with other applicable provisions of Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the applicable Delaware statutory provision is included as Annex D to this proxy statement.

Material United States Federal Income Tax Consequences (See page [ ])

In general, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger equal to the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of SHPI common stock. You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

When the Merger Will Be Completed (See page [ ])

We are working to complete the merger as soon as possible. Although we expect to complete the merger by [ ], 2008, the merger is subject to receipt of stockholder and regulatory approvals and satisfaction of other conditions, including the conditions described immediately below. We cannot predict the exact time of the merger’s completion.

Conditions to Completion of the Merger (See page [ ])

Before we can complete the merger, a number of conditions must be satisfied or waived. These conditions include the following:

•	adoption and approval of the merger agreement by our stockholders;

•
no governmental authority having enacted, issued, promulgated, enforced or entered any order that is then in effect and that has the effect of preventing or prohibiting consummation of the merger or otherwise imposing material limitations on the ability of Merger Sub and C. R. Bard effectively to acquire or hold SHPI’s business and the business of its subsidiaries;

•	all material consents, approvals, permits of, authorizations from, notifications to and filings with any governmental authorities required to be made or obtained will have been made or obtained;

•
the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”) or the expiration or termination of any applicable waiting period under other competition or merger control laws applicable to the consummation of the merger;

•
the performance and compliance, in all material respects, by all parties to the merger agreement of their respective agreements and covenants in the merger agreement, and the representations and warranties of the parties to the merger agreement being true and correct, subject to various materiality qualifications;

•	the non-occurrence of a material adverse effect with respect to SHPI;

•	the holders of not more than 10% of the outstanding SHPI common stock will have exercised their statutory appraisal rights for their SHPI common stock; and

•	the receipt by C. R. Bard of written evidence that certain liens underlying UCC-1 financing statements have been irrevocably and unconditionally released and terminated.

Required Regulatory Approvals (See page [ ])

Under the Hart-Scott-Rodino Act, the merger cannot be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Federal Trade Commission, which we refer to as the “FTC”, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the “DOJ.” SHPI and C. R. Bard filed their respective notification and report forms with the FTC and DOJ on March 21, 2008.

Interests of Certain Persons in the Merger (See page [ ])

Some of SHPI’s directors and executive officers have interests in the merger that are different from, or are in addition to, those of SHPI stockholders generally. These interests include the vesting of shares of restricted stock granted pursuant to SHPI’s 2004 Stock Incentive Plan, severance payments pursuant to their employment agreements, the payment of bonuses pursuant to the Executive Incentive Bonus Program, and rights to continued indemnification and insurance coverage.

Procedure for Receiving Merger Consideration (See page [ ])

Prior to the effective time of the merger, Merger Sub will appoint a paying agent to coordinate the payment of the cash merger consideration to holders of shares of SHPI common stock that are not dissenting shares following the merger. The paying agent will send written instructions for surrendering your SHPI common stock certificates and obtaining the cash merger consideration after we have completed the merger.

No Solicitation (See page [ ])

In the merger agreement, SHPI has agreed, subject to limited exceptions, that it will not, nor will it permit any of its officers, directors employees, agents, representatives or its subsidiaries to, directly or indirectly, take certain actions with respect to any “Acquisition Proposal,” as that term is defined in the merger agreement.

Termination of the Merger Agreement (See page [ ])

SHPI, C. R. Bard and Merger Sub can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of SHPI have approved it. Also, under certain limited circumstances, either SHPI, on the one hand, or C. R. Bard, on the other hand, can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of SHPI have approved the merger agreement.

Break Up Fee (See page [ ])

SHPI is required to pay a break up fee of $2,734,945 to C. R. Bard if:

•
C. R. Bard terminates the merger agreement because the SHPI Board of Directors (i) withdraws or modifies (in a manner adverse to C. R. Bard) its approval or recommendation of the merger and the merger agreement, (ii) approves or recommends an Acquisition Proposal, (iii) recommends that SHPI’s stockholders reject the merger agreement or the merger, or (iv) causes SHPI or any of its subsidiaries to enter into a binding written contract with respect to an Acquisition Proposal;

•
At any time prior to obtaining stockholder adoption and approval of the merger agreement, SHPI terminates the merger agreement because SHPI or any of its subsidiaries has entered into a binding written contract with respect to an Acquisition Proposal that, in accordance with the terms of the merger agreement, the SHPI Board of Directors has determined to be superior to the merger;

•
Subject to certain conditions described in the merger agreement, any party terminates the merger agreement because the merger has not been consummated on or before September 10, 2008 (which date may be extended in certain circumstances), and prior to the special meeting, an Acquisition Proposal has been made and SHPI enters into a definitive agreement or completes a transaction for any Acquisition Proposal within 12 months of the termination of the merger agreement; or

•
Any party terminates the merger agreement because the stockholders fail to approve the merger agreement and prior to the special meeting, an Acquisition Proposal has been made directly to the holders of SHPI’s common stock, or will otherwise be publicly disclosed to stockholders and SHPI enters into a definitive agreement or completes a transaction for any Acquisition Proposal within 12 months of the termination of the merger agreement.

Market Price of Common Stock

On March 7, 2008, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of SHPI common stock was $0.92 per share. On [ ], 2008, the most recent trading day prior to the printing of this proxy statement, the closing price of SHPI common stock was $[ ] per share. We urge you to get a current market price quotation for SHPI common stock.

As of [ ], 2008, the number of stockholders of SHPI common stock was approximately [   ] and we believe the number of beneficial owners was approximately [ ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting.  These questions and answers may not address all questions that may be important to you as a stockholder of SHPI.  Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.  See “Where You Can Find More Information.”

1.	Why did you send me this proxy statement?

You are receiving this proxy statement because you are a stockholder of Specialized Health Products International, Inc. (which we sometimes refer to as “SHPI”). You are being asked to vote on the adoption and approval of the Agreement and Plan of Merger, dated as of March 10, 2008, entered into by and among SHPI, Pelican Acquisition Sub Co., a Delaware corporation (which we sometimes refer to as “Merger Sub”), and C. R. Bard, Inc., a New Jersey corporation. If the merger agreement is adopted and approved by SHPI’s stockholders and the merger is completed, Merger Sub will merge with and into SHPI, with SHPI surviving as a wholly-owned subsidiary of C. R. Bard.

2.	When and where will the special meeting be held?

The special meeting will be held on [ ], 2008 at [ ] (Mountain Time), at [ ].

3.	May I attend the special meeting?

Yes. All stockholders of record as of the close of business on [ ], 2008, the record date for the special meeting, or their legally authorized proxies named in the proxy card, may attend the special meeting. In order to be admitted to the special meeting, please bring your admission card, which is attached to the back of your proxy card, and a form of personal identification.

4.	Do I need to attend the SHPI special meeting in person?

No. It is not necessary for you to attend the special meeting to vote your shares if SHPI has previously received your proxy, although you are welcome to attend.

5.	Who can vote at the special meeting?

You can vote at the special meeting, or any adjournment or postponement thereof, if you owned shares of SHPI common stock at the close of business on the record date.

6.	What will I receive for my SHPI common stock in the merger?

If the merger agreement is adopted and approved and the merger is completed, each outstanding share of SHPI common stock will be converted into the right to receive $1.00 in cash, without interest or dividends thereon. For example, if you own 100 shares of SHPI common stock, you will receive $100 in exchange for your shares of SHPI common stock.

7.	What vote of SHPI’s Stockholders is required to adopt and approve the merger agreement?

The affirmative vote of holders of a majority of the shares of SHPI common stock outstanding at the close of business on the record date is necessary to adopt and approve the merger agreement. At the close of business on the record date, there were [ ] shares of SHPI common stock outstanding and entitled to vote.

Stockholders representing approximately 29% of the outstanding shares of SHPI common stock as of March 10, 2008, including the executive officers and the largest stockholder of SHPI, have entered into a voting and support agreement with C. R. Bard, pursuant to which they have agreed to vote (and have granted C. R. Bard a proxy to vote) their SHPI common stock in favor of adoption and approval of the merger agreement. See “The Voting and Support Agreement” for more information on the voting and support agreement with these stockholders.

8.	What vote is required to adjourn the special meeting, if determined to be necessary?

The affirmative vote of holders of a majority of the shares of our common stock that are present at the special meeting (or represented by proxies) and that are voted and do not abstain is necessary to approve the proposal to adjourn the special meeting, if determined to be necessary.

9.	Does SHPI’s Board of Directors recommend that I vote “FOR” the adoption and approval of the merger agreement?

Yes. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. You should read “The Merger—SHPI’s Reasons for the Merger” for a discussion of the factors that the Board of Directors considered in deciding to recommend the adoption and approval of the merger agreement.

10.	What happens if I do not vote?

If you fail to vote, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to vote will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement. Proxies returned to SHPI but not marked to indicate your voting preference will be counted as votes “FOR” adoption and approval of the merger agreement.

11.	What happens if the merger is not completed?

If the merger agreement is not adopted and approved by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger.  Instead, we will remain an independent public company and our common stock will continue to be traded in the over-the-counter market. Under specified circumstances, we may be required to pay C. R. Bard a break up fee as described under the caption “The Merger Agreement—Break Up Fee.”

12.	What do I need to do now?

After carefully reading and considering the information contained in this proxy statement, including the annexes attached hereto and the other documents referred to or incorporated by reference in this proxy statement, please vote your shares by completing, signing, dating and mailing the enclosed proxy card. Your vote is important. Whether or not you plan to attend the special meeting, you should sign and mail your proxy card at your earliest convenience. You can also attend the special meeting and vote.

13.	What constitutes a quorum at the meeting?

A quorum must be present for the special meeting to be held. The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum for purposes of the meeting. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and so-called “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present.

14.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption and approval of the merger agreement.

15.	How will my 401(k) shares be voted?

The trustee of the plan intends to vote the shares in accordance with the recommendations of the Board of Directors of SHPI.

16.	How is SHPI soliciting proxies?

SHPI will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by facsimile, and we may reimburse brokerage firms and other persons holding shares of our common stock in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners. SHPI has also engaged Georgeson, Inc. to assist in the solicitation of proxies and to verify records relating to the solicitation.

17.	How many votes do I have?

You have one vote for each share of common stock you own as of the record date.

18.	How are votes counted?

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption and approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of SHPI common stock, the failure to vote, broker non-votes and abstentions will have exactly the same effect as voting “AGAINST” the merger proposal.

Abstentions and broker non-votes will not count as votes cast on the proposal to adjourn the special meeting, if determined to be necessary, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn the special meeting, if determined to be necessary, requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote and that are voted and do not abstain. As a result, if you “ABSTAIN”, it will have no effect on the vote for the adjournment of the special meeting, if determined to be necessary. In addition, broker non-votes will not be included in the determination of the shares voted and, therefore, will have no effect on the vote for the adjournment of the special meeting, if determined to be necessary.

19.	Can I change my vote after I have mailed my proxy card?

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Corporate Secretary of SHPI in writing or by submitting a new proxy dated after the date of the proxy being revoked. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you submitted prior to the special meeting. If you have instructed a broker to vote your shares, you must follow the instructions received from that broker to change your vote.

20.	When will the merger be completed?

SHPI and C. R. Bard are working to complete the merger as soon as possible. If SHPI stockholders adopt and approve the merger agreement, and assuming the other conditions to the merger are satisfied or waived, we hope to complete the merger by [ ], 2008, although we cannot predict the exact time of the merger’s completion. If the merger is completed, you will receive written instructions on how to receive your cash payment in exchange for your shares of SHPI common stock.

21.	Should I send in my SHPI common stock certificates now?

No. If the merger is completed, you will receive written instructions for exchanging your SHPI common stock for cash.

22.	Who will own SHPI after the merger?

After the merger, SHPI will be a wholly-owned subsidiary of C. R. Bard. Upon completion of the merger, former stockholders of SHPI will no longer have any equity or ownership interest in SHPI.

23.	Could I owe taxes as a result of the merger?

Yes. The merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. The receipt of cash as a result of exercising appraisal rights will also be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in your shares of SHPI common stock surrendered. We recommend that you read the section titled “Material United States Federal Income Tax Consequences” in this proxy statement for a more detailed explanation of the United States federal income tax consequences of the merger. You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

24.	Who can help answer my questions?

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact either SHPI or its proxy solicitor, Georgeson, Inc., whose contact information is listed below:

Specialized Health Products International, Inc. Attention: Paul S. Evans 585 West 500 South Bountiful, Utah 84010 Phone: (801) 298-3360	Georgeson, Inc 199 Water Street, 26th Floor New York, NY 10038-3560 Phone: (866) 344-5214

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements related to, among other things, the completion of the merger and the other transactions contemplated by the merger agreement. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider carefully the following cautionary statements as you consider whether to adopt and approve the merger agreement.

Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement and other risks and uncertainties outlined in SHPI’s documents filed with the Securities and Exchange Commission (the “SEC”), including SHPI’s most recent annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and its subsequent current reports on Form 8-K as filed with the SEC.

All forward-looking statements and other information in this proxy statement are based upon information available as of the date of this proxy statement. Such information may change or become invalid after the date of this proxy statement, and, by making these forward-looking statements, SHPI undertakes no obligation to update these statements after the date of this proxy statement.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of Specialized Health Products International, Inc. (“SHPI”) common stock, $0.02 par value, in connection with the solicitation of proxies by the Board of Directors for use at the special meeting of the stockholders of SHPI to be held at [ ], on [ ], 2008, at [_:00 _.m.] (Mountain Time).

We are asking our stockholders to vote on the adoption and approval of the Agreement and Plan of Merger, dated as of March 10, 2008, by and among SHPI, Merger Sub and C. R. Bard, pursuant to which Merger Sub will merge with and into SHPI, with SHPI surviving as a wholly-owned subsidiary of C. R. Bard. Upon completion of the merger, each outstanding share of SHPI common stock will be converted into the right to receive $1.00 in cash, without interest or dividends thereon.

THE PARTIES TO THE MERGER

Specialized Health Products International, Inc.

We are a developer, manufacturer and marketer of proprietary disposable medical devices for clinician and patient safety. Our innovative safety devices are designed to maximize the efficiency and quality of healthcare, while minimizing the risk of accidental needlesticks, which are a leading occupational cause of the spread of blood-borne diseases such as human immunodeficiency virus and auto immunodeficiency syndrome (AIDS), hepatitis B virus and hepatitis C virus. We have developed multiple safety needle products based upon a broad intellectual property portfolio that applies to many medical needles used today. We are a market leader in safety Huber needles (safety infusion sets), with four complementary product offerings. We have licensed our intellectual property, and supplied several other products to leading companies in the global disposable medical products industry.

Our common stock is traded in the over-the-counter market in what is commonly referred to as the “Electronic” or “OTC Bulletin Board” or the “OTCBB” under the trading symbol “SHPI.” Our wholly-owned subsidiaries are Specialized Health Products, Inc., a Utah corporation; The Med-Design Corporation, a Delaware corporation; Safety Syringe Corporation, a Utah corporation; and MDC Investment Holdings, Inc., a Delaware corporation.

Our corporate headquarters is located at 585 West 500 South, Bountiful, Utah 84010, and our telephone number is (801) 298-3360. Our website is www.shpi.com.

C. R. Bard, Inc.

C. R. Bard, Inc. is a New Jersey corporation, referred to in this proxy statement as C. R. Bard. C. R. Bard’s common stock is traded on the New York Stock Exchange under the trading symbol “BCR.” C. R. Bard is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urological, oncological and surgical specialty products. C. R. Bard is also a customer of SHPI.

C. R. Bard’s principal executive offices are located at 730 Central Avenue, Murray Hill, New Jersey, 07974. The telephone number of the principal executive offices is (908) 277-8000. C. R. Bard’s website is www.crbard.com.

Pelican Acquisition Sub Co.

Pelican Acquisition Sub Co. is a Delaware corporation, referred to in this proxy statement as Merger Sub. Merger Sub is a wholly-owned subsidiary of C. R. Bard formed solely for the purpose of engaging in the merger. Merger Sub has not engaged in any prior activities other than in connection with and as contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into SHPI.

THE SPECIAL MEETING OF SHPI STOCKHOLDERS

Place, Date, Time and Purpose of the Special Meeting

The special meeting will be held at [ ] on [ ], 2008 at [_:00 _.m.] (Mountain Time). The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the merger agreement.

The Board of Directors of SHPI has unanimously determined that the merger is advisable, fair to and in the best interests of SHPI and its stockholders, has unanimously approved the merger agreement and unanimously recommends that SHPI stockholders vote “FOR” adoption and approval of the merger agreement.

Who Can Vote at the Special Meeting

The holders of record of SHPI common stock as of the close of business on [ ], 2008, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [ ] shares of SHPI common stock outstanding held of record by approximately [ ] stockholders.

Quorum; Vote Required

The holders of a majority of the outstanding shares of SHPI common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

Adoption and approval of the merger agreement requires the affirmative vote of holders representing at least a majority of the shares of SHPI common stock outstanding on [ ], 2008, the record date for the special meeting. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement. Certain stockholders of SHPI, including the executive officers and the largest stockholder of SHPI, listed below under “The Voting and Support Agreement” have executed the voting and support agreement to vote their SHPI common stock in favor of adoption and approval of the merger agreement and against any other Acquisition Proposal and have provided C. R. Bard with an irrevocable proxy to vote their stock. As of March 10, 2008, those stockholders who entered into the voting and support agreement owned approximately 29% of the voting power of the common stock of SHPI entitled to vote at the special meeting. See “The Voting and Support Agreement” for more information on the voting and support agreement.

Under Delaware law, holders of shares of SHPI common stock are entitled to appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all of the requirements of Delaware law. See “Appraisal Rights” beginning on page [ ] and Annex D for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

Each share of SHPI common stock outstanding on [ ], 2008, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. Approval of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of SHPI common stock as of the record date. Because approval of the merger requires the approval of holders representing a majority of the outstanding shares of SHPI common stock, failure to vote your shares of SHPI stock (including if you hold through a broker or other nominee) will have the same effect as a vote “AGAINST” the merger agreement.

You may vote your shares as follows:

•	Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

•	Voting in Person. You can also vote by appearing and voting in person at the special meeting.

If you vote your shares of SHPI common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of SHPI common stock will be voted “FOR” the adoption and approval of the merger agreement. The SHPI Board of Directors unanimously recommends a vote “FOR” adoption and approval of the merger agreement.

If your SHPI common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

How You May Revoke or Change Your Vote

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of SHPI in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your proxy.

Proxy Solicitation

SHPI will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, by telephone, or by facsimile, and SHPI may reimburse brokerage firms and other persons holding shares of SHPI common stock in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners. SHPI has also engaged Georgeson, Inc. to assist in the solicitation of proxies and to verify records relating to the solicitation. Georgeson will receive a fee of approximately $7,500 plus per call charges, and will be reimbursed for certain expenses, and SHPI will indemnify Georgeson against certain losses arising out of its proxy solicitation services on behalf of SHPI. SHPI and its proxy solicitor will also request that individuals and entities holding SHPI shares in their names (or in the names of their nominees) that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners. SHPI will also reimburse those holders for their reasonable expenses in performing those services.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.

Background of the Merger

Over the past several years, SHPI has explored a range of strategies to enhance stockholder value. These strategies have included initiatives to grow stockholder value through new product development focused on the safety needle market, acquisitions, strategic partnerships and domestic and international market expansion. The Board of Directors of SHPI has met regularly through the years to consider SHPI’s strategic alternatives and strategies for increasing stockholder value. As part of the Board of Directors’ ongoing review of its potential strategic alternatives, SHPI also considered ways by which it could increase the understanding and following of SHPI by public company equity investors and other market participants, and thereby possibly improve the valuation and/or trading liquidity of shares of SHPI common stock in the public equity markets.

From time to time, the Board of Directors of SHPI has considered potential business combinations as a strategy for increasing stockholder value. As a result of this ongoing evaluation, SHPI acquired The Med-Design Corporation in June 2006.

During 2007, the Board of Directors and management considered the long term prospects for growth in SHPI’s core products, product lines, and U.S. and international markets, competitive factors, infrastructure and investment needs to continue strong growth rates on a stand alone basis, and prospects for growth in international markets.

In July 2007, the Board of Directors engaged CIT Capital Securities LLC (“CIT”) as its financial advisor and instructed CIT to explore strategic alternatives for creating stockholder value. The Board of Directors also appointed a special committee (the “Special Committee”), comprised of Guy Jordan, David Jahns, and Stuart Randle to oversee the process of exploring, considering and pursuing strategic alternatives and to coordinate such activities with management and CIT.

During July and August of 2007, CIT conducted an in-depth review and analysis of SHPI’s business and strategic alternatives for creating stockholder value.

In August 2007, CIT recommended to the Special Committee and the entire Board of Directors that if SHPI were to pursue a process of marketing itself to potential buyers, SHPI should focus primarily on marketing to strategic buyers. CIT, with the concurrence of management, advised the Special Committee and the Board of Directors that SHPI would be most attractive to strategic buyers and that while financial buyers would not be excluded from any such marketing process, financial buyers would likely not be as willing in the current market to pay as high a multiple of earnings for SHPI as would strategic buyers.

In August 2007, following further analysis by management and CIT, CIT recommended to the Special Committee that SHPI pursue a process of marketing SHPI to potential buyers. The Special Committee met on August 29, 2007 to consider additional analysis and the advice of CIT. Following deliberations and after considering input from management, the Special Committee determined that SHPI should market itself to potential buyers to determine the market interest in SHPI.

In September 2007, CIT initiated a process of marketing SHPI to potential buyers. From September 7, 2007 to January 15, 2008, weekly status calls were conducted with the Special Committee, CIT, and certain members of SHPI’s executive management, including Jeffrey Soinski, President and CEO, David Green, CFO and Paul Evans, Vice President, General Counsel. In September 2007, CIT and management prepared a confidential information memorandum describing SHPI’s business for use in the marketing process.

During September 2007, 19 potential strategic buyers and one potential financial buyer were contacted by CIT. These potential buyers were considered by CIT and management to be the likely parties who may have an interest in acquiring SHPI and who would likely have the ability to pay an attractive price for the business. Of the 20 potential buyers contacted, ten entered into confidentiality agreements and received a copy of the confidential information memorandum.

In October 2007, SHPI received two preliminary indications of interest from potential buyers. The Special Committee continued to oversee and direct this marketing process and the contacts with potential buyers with the assistance of management and CIT.

In October 2007, after consideration of the indications of interest, the Board of Directors of SHPI, at the recommendation of the Special Committee, agreed to continue the process of marketing SHPI to potential buyers based on the initial indications of interest.

In November 2007, the management of SHPI gave presentations to the two potential buyers that had provided initial indications of interest. Following these presentations, SHPI received confirmation of preliminary valuations from two potential purchasers, C. R. Bard and another interested bidder (“Company A”). Following consideration of these preliminary indications of interest by the Special Committee and the Board of Directors, with input from CIT and management, C. R. Bard was informed that its preliminary valuation offer was too low to be considered by the Board of Directors at that time. Company A was informed that its preliminary valuation offer was within a range acceptable to the Board of Directors. In early November 2007, a data room was made available to Company A for due diligence.

On November 28, 2007, after additional discussions with management, C. R. Bard increased its preliminary valuation offer to $1.00 per share. On November 29, 2007, C. R. Bard was provided access to the data room for due diligence.

Company A continued its due diligence during November and early December 2007. Company A and C. R. Bard were informed by management that due diligence would have to be completed by December 14, 2007. On December 12, 2007, SHPI received notice from Company A that it would no longer be able to pursue discussions regarding the potential purchase of SHPI for reasons internal to Company A and unrelated to SHPI. Company A then withdrew from the marketing process.

C. R. Bard was given a draft of a proposed merger agreement prepared by SHPI and its legal counsel, Dorsey & Whitney LLP (“Dorsey”), and was informed that it should provide proposed comments to this draft along with a final bid. C. R. Bard informed SHPI that it would not be able to complete its due diligence by December 14, 2007 and requested until February 15, 2008 to complete its due diligence. The Special Committee and the Board of Directors considered C. R. Bard’s request for additional time to complete its due diligence and following deliberations, provided C. R. Bard an extension to complete due diligence by February 15, 2008.

C. R. Bard conducted due diligence on the Company from November 29, 2007 to February 15, 2008. On February 15, 2008, C. R. Bard submitted to the Board of Directors a non-binding written proposal to acquire SHPI for $1.00 per share and provided a mark-up of the proposed merger agreement. CIT provided preliminary input regarding the C. R. Bard offer to management and the Board of Directors on February 15, 2008.

On February 19, 2008, the Special Committee held a meeting with management and representatives of CIT and Dorsey to discuss C. R. Bard’s acquisition proposal. The Special Committee received input from management and advice from CIT regarding the proposed offer of $1.00 per share. The Special Committee also received advice from a representative of Dorsey regarding the Special Committee and the Board of Directors’ fiduciary duties and the structure and terms of the proposed merger and the requirements for completing the proposed merger.

The Special Committee expressed the desire that management and CIT explore the possibility of approaching C. R. Bard and seeking to increase its offer price. Mr. Soinski and CIT were instructed to approach C. R. Bard and seek to negotiate a higher offer price. Following the Special Committee meeting, Mr. Soinski contacted management of C. R. Bard and CIT contacted representatives of C. R. Bard’s investment bank. Mr. Soinski was assured by management of C. R. Bard that C. R. Bard considered its offer fully valued and that C. R. Bard would not increase its $1.00 per share offer price.

On February 20, 2008, the entire Board of Directors convened to consider C. R. Bard’s acquisition proposal. The Board of Directors considered and discussed all aspects of C. R. Bard’s offer. The Board of Directors focused its discussion primarily on the price per share offered by C. R. Bard. The Board of Directors received advice regarding the C. R. Bard offer price and terms from CIT.

The Board of Directors acknowledged that the C. R. Bard offer was the only written offer received by SHPI following a lengthy and comprehensive marketing process through CIT and following numerous discussions with potential bidders since September 2007. The Board of Directors considered C. R. Bard’s previous increase of its initial offer and its unwillingness to increase its offer further. The Board of Directors also considered and discussed the input of the Special Committee.

Prior to the meeting, Dorsey prepared and circulated to the entire Board of Directors, management and CIT a memorandum concerning the key issues to be considered along with price from C. R. Bard’s mark-up of the draft merger agreement. The Dorsey memorandum and the C. R. Bard offer were distributed to the Board of Directors in advance of the meeting. A representative of Dorsey advised the Board of Directors of its fiduciary duties in the context of a decision to sell the company for cash. A representative of Dorsey led a discussion with the Board of Directors and management regarding the key provisions of the merger agreement and the comments proposed by C. R. Bard and its legal counsel, Weil, Gotshal & Manges LLP (“Weil”).

Representatives of CIT then discussed various market observations concerning SHPI’s strengths and concerns, and then set forth the valuation considerations and parameters of C. R. Bard’s offer in the context of customary valuation methodologies and metrics. CIT then presented the strategic considerations of staying independent and continuing to operate according to management’s current operating plan or selling SHPI on the terms offered by C. R. Bard.

A number of considerations were discussed with the Board of Directors including, the lack of research coverage of SHPI, limited trading volume, the relatively small remaining market opportunity for SHPI’s current core products given the conversion to safety in the U.S. markets, the prospect of future growth rates being lower than historical growth rates without additional investment in the product pipeline, research and development and manufacturing capacity. Other considerations discussed included the uncertainty for a broader market opportunity and geographic expansion, relatively few acquisition targets, potential difficulty with financing meaningful acquisitions, and SHPI’s size as a potential issue for potential acquirers. Other considerations discussed included the risk of interim earnings dilution if SHPI continued as a stand-alone business, the capital expenditure and investment required to fund future growth, execution risk, and the timetable for execution of a new plan to sustain growth and other factors.

CIT then responded to numerous questions from members of the Board of Directors. This led to an extended discussion among members of the Board of Directors. A representative of Dorsey then discussed the key high-level issues for consideration raised by C. R. Bard’s comments to the draft merger agreement. These issues, as set forth in the Dorsey memorandum, included the valuation, break-up fee, circumstances in which the break-up fee would be paid, termination events, conditions to closing of the merger, the non-solicitation covenant and fiduciary out, the dissenter’s rights condition to closing, proposed non-competition agreements for executives, other employment issues and employee and management compensation issues and other matters. The representative of Dorsey then responded to numerous questions from members of the Board of Directors.

Management and the Board of Directors again engaged in a lengthy discussion of the proposed terms of the merger. The Special Committee discussed its view that C. R. Bard’s offer was within an acceptable range based on the financial analysis performed by CIT. The Special Committee recommended that management continue to pursue negotiation of the terms of the proposed merger, and that the Board of Directors reconvene on February 22, 2008 to further discuss C. R. Bard’s non-binding offer.

On February 22, 2008, the Board of Directors reconvened to discuss the status of negotiations with C. R. Bard. Mr. Soinski reported that C. R. Bard reiterated its position that the offer was fully valued at $1.00 per share. The Board of Directors then discussed at length the alternatives available to SHPI. Mr. Soinski reported on contacts with a third party (“Company B”) that had interest in making an offer for SHPI. He noted that Company B may not be able to make a bid in the time needed for the Board of Directors to adequately consider an offer in relation to the C. R. Bard offer. Management and the Board of Directors agreed that SHPI had undertaken a rigorous marketing process through CIT and had contacted all reasonable potential buyer candidates through that process. However, the Board of Directors expressed the desire to explore possibilities with Company B without delays or other complications that might result in losing the C. R. Bard offer.

A representative of Dorsey then explained the no-shop provision of the draft merger agreement and SHPI’s obligations once it entered into the merger agreement with C. R. Bard. The representative of Dorsey then responded to questions. The prospect that Company B could make an unsolicited bid following execution of the merger agreement with C. R. Bard was also discussed along with the process that would have to be followed under the merger agreement to comply with the no-shop provision of the merger agreement. The representative of Dorsey and management responded to questions from the Board of Directors.

A lengthy discussion then took place regarding potential concerns about the future growth of SHPI, as well as the maturation of the safety Huber needle market, market dynamics, and competition. The Board of Directors also discussed the requirements to sustain historical growth rates including the investment required to sustain historical growth rates. The Board of Directors further discussed the extensive and robust process for the potential sale of SHPI which had resulted in only one final bidder. The Board of Directors debated the advantages and disadvantages of staying independent instead of selling SHPI. In light of the saturation in the safety Huber needle market and other market risks and factors considered, the Board of Directors and management agreed there was a strong case for selling SHPI at this time. Moreover, in management’s and the Board of Directors’ judgment, the valuation and multiples offered by C. R. Bard were within the range of fair and reasonable values as reflected in the financial analysis performed by CIT. Members of the Board of Directors asked numerous questions of CIT.

On February 22, 2008, with the recommendation of the Special Committee, the Board of Directors of SHPI decided to accept the non-binding offer from C. R. Bard to purchase all of the outstanding shares of SHPI for $1.00 per share as outlined in the non-binding written offer from C. R. Bard dated February 15, 2008. The Board of Directors instructed management to enter into negotiation of the merger agreement in consultation with Dorsey and CIT and keep the Special Committee and the Board of Directors informed of the status of such negotiations.

Mr. Soinski then further discussed recent interest expressed by Company B in making a bid to acquire SHPI. The Board of Directors agreed that it was in the best interest of SHPI and its stockholders to pursue discussions with Company B without violating any obligations to C. R. Bard or jeopardizing the C. R. Bard offer. The Board of Directors instructed management to continue negotiating the terms of the draft merger agreement with C. R. Bard without delay or interruption. The Board of Directors instructed management to immediately cease discussions with Company B once a merger agreement was signed with C. R. Bard and to then abide by the terms of the no-shop provisions in the merger agreement. A representative of Dorsey then outlined the timing and process for seeking regulatory approval, filing a proxy statement, holding a stockholder meeting to approve a transaction, and then closing a transaction, assuming a signing of a merger agreement with C. R. Bard by mid-March 2007.

On February 26, 2008, after Company B entered into a confidentiality agreement with SHPI, the data room was made available to Company B. Company B then engaged in a process of evaluating SHPI and the prospects of making an offer to purchase SHPI. On March 3, 2008, Company B withdrew its interest in proceeding with a potential bid and access by Company B to the data room was terminated.

From February 22, 2008 until March 10, 2008, SHPI and C. R. Bard with their respective legal counsels continued negotiation of the points of disagreement in and outstanding issues related to the merger agreement and the proposed merger. Management and Dorsey kept the Special Committee and the Board of Directors informed throughout these negotiations.

On March 3, 2008, the Special Committee met and was briefed by management and a representative of Dorsey on the status of negotiations with C. R. Bard and Weil. Management and the representative of Dorsey outlined the points of disagreement in the negotiations and the implications of these points of disagreement. They also responded to questions from members of the Special Committee. They also explained possible solutions to the points of disagreement.

From March 3, 2008 until March 10, 2008, negotiation of the merger agreement and related issues continued.

On March 6, 2008, the Board of Directors met with management, representatives of CIT and a representative of Dorsey to discuss the status of negotiations with C. R. Bard. Open issues in the negotiations were discussed as was the process for completing negotiations and entering into the merger agreement and related voting agreement.

On March 10, 2008, the Board of Directors met with all directors present and received a presentation by CIT and a representative of Dorsey regarding the proposed final merger agreement. The terms of the merger agreement were reviewed in detail and the final resolution of outstanding issues was discussed. Directors then asked questions of management and the representative of Dorsey. CIT then formally delivered its opinion that as of the date of the opinion, March 10, 2008, the merger consideration of $1.00 was fair, from a financial point of view, to the holders of SHPI common stock, other than C. R. Bard and its affiliates. The Board of Directors deliberated and then approved the merger and the merger agreement and authorized Mr. Soinski to sign and deliver the merger agreement. The merger agreement was then signed by all parties. SHPI then issued a press release and filed a Current Report on Form 8-K announcing the execution of the merger agreement and held a conference call with investors to discuss the proposed merger.

Unanimous Board Recommendation

After careful consideration, the SHPI Board of Directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SHPI and its stockholders. Accordingly, the SHPI Board of Directors has unanimously approved the merger agreement and unanimously recommends that SHPI stockholders vote “FOR” adoption and approval of the merger agreement.

SHPI’s Reasons for the Merger

In evaluating the merger, the SHPI Board of Directors consulted with SHPI management and SHPI’s legal and financial advisors. In unanimously arriving at its determination that the merger is fair to, and in the best interests of, SHPI and its stockholders, the SHPI Board of Directors also considered a number of factors, including the following material factors:

•
the alternatives to the merger (including the possibility of continuing to operate as an independent entity and pursuing other strategic alternatives), the perceived risks of each of the alternatives, the perceived risks of the merger, the range of possible benefits to our stockholders of such alternatives and the timing and likelihood of accomplishing these alternatives, and our Board’s assessment that the merger presented a superior opportunity to such alternatives;

•
management’s and the Board of Directors’ knowledge of our industry, including the fact that the U.S. medical needle markets are becoming largely converted to safety products, and that there is beginning to be a maturation of the U.S. safety needle market, including SHPI’s core safety Huber needle market, driven by industry conversion to safety needles. The Board of Directors considered that SHPI’s core markets may see more commoditization of products in future periods resulting in pricing pressures;

•
the Board of Directors’ understanding of, and discussions with management regarding (i) SHPI’s need for significant additional investment to build infrastructure and to develop or acquire new product lines and to increase SHPI’s manufacturing capacity, (ii) the challenges of penetrating foreign geographic markets, and (iii) the challenges of penetrating other product categories;

•	the fullness of the process undertaken by the Board of Directors to consider other potential acquisition partners;

•	the low trading volume for shares of SHPI common stock, which has resulted in a largely illiquid market for the stockholders, and the likelihood that such illiquidity would continue;

•
the financial and other terms of the merger, including the $1.00 merger consideration per share. The merger consideration represents an 11% premium over the last closing price of SHPI common stock prior to the announcement of the merger (March 10, 2008) and a 20% premium over the average closing price of SHPI common stock for the last 30 trading days prior to the announcement of the merger;

•	the fact that the $1.00 per share merger consideration offers a strong multiple premium based on the current environment and the status of SHPI;

•
the fact that the merger consideration is all cash so that the transaction allows SHPI’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the terms of the merger agreement relating to third-party offers, including SHPI’s ability to respond to unsolicited bona fide acquisition proposals;

•
the likelihood that the merger will be completed, including the reasonableness of the conditions to the merger and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained;

•	the fact that the merger agreement is not subject to a financing condition;

•	the availability of appraisal rights under Delaware law;

•
the financial presentation of CIT and CIT’s opinion, dated March 10, 2008, to the SHPI Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion and subject to factors and assumptions set forth in the opinion, of the merger consideration to be received by holders of SHPI common stock pursuant to the merger agreement. See “The Merger—Opinion of SHPI’s Financial Advisor”; and

•
the fact that the certain stockholders, holding approximately 29% of the outstanding shares of common stock of SHPI as of the date of the merger agreement, had agreed to vote in favor of adoption and approval of the merger agreement and had agreed to grant the irrevocable proxy to C. R. Bard to vote in favor of adoption and approval of the merger agreement, and the effect that the granting of the irrevocable proxy by such stockholders might have on the likelihood of completion of the merger.

The Board of Directors also considered the potential adverse impact of other factors weighing negatively on the proposed transactions. These included the following:

•
the risks and costs to SHPI if the merger does not close, including the diversion of management and employee attention and the disruption to SHPI’s relationships with customers, suppliers, and employees;

•
the risk of deterioration of SHPI’s business in the interim period, whether or not the merger closes, and the potential negative effect upon the market price of SHPI’s common stock and its operating results;

•
the limitations imposed in the merger agreement on the conduct by SHPI of its businesses, requiring SHPI to conduct its business generally only in the ordinary course, subject to specific limitations, which may delay or prevent SHPI from undertaking business opportunities that may arise pending completion of the merger;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals, which could result in the failure of the merger to be consummated;

•
the terms relating to the restrictions on SHPI’s ability to take certain actions with respect to potential acquisitions of SHPI and to the potential payment of a $2,734,945 break up fee under certain circumstances, and the possibility that these provisions could have the effect of discouraging other parties potentially interested in a transaction with SHPI from proposing a transaction; and

•
the fact that gains arising from the cash merger consideration will be taxable for the SHPI stockholders for U.S. federal income tax purposes (and possibly under local, state or other federal tax laws).

The Board of Directors also considered the fact that some of SHPI’s directors and executive officers have interests in the merger that are different from, or are in addition to, those of SHPI stockholders generally, including the vesting of shares of restricted stock granted pursuant to SHPI’s 2004 Stock Incentive Plan, severance payments pursuant to their employment agreements, the payment of bonuses pursuant to the Executive Incentive Bonus Program, and rights to continued indemnification and insurance coverage.

The foregoing discussion of the information and factors considered by the SHPI Board of Directors is not exhaustive, but includes material factors considered by the SHPI Board of Directors. In view of the wide variety of factors considered by the SHPI Board of Directors in connection with its evaluation of the merger and the complexity of those matters, the SHPI Board of Directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the SHPI Board of Directors may have given different weights to different factors. The Board of Directors concluded that the positive factors significantly outweighed the negative and neutral factors described above.

Opinion of SHPI’s Financial Advisor

SHPI’s Board of Directors retained CIT Capital Securities LLC (“CIT”) to act as its financial advisor, and if requested, to render an opinion to SHPI as to the fairness, from a financial point of view, of the consideration to be paid to the holders of SHPI common stock in connection with the proposed merger. On March 10, 2008, CIT delivered to the SHPI Board of Directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 10, 2008, to the effect that, as of March 10, 2008, and, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, as set forth in its written opinion, the proposed merger consideration to be paid to the holders of SHPI common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of SHPI common stock.

The full text of the CIT written opinion dated March 10, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by CIT in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the CIT opinion in its entirety. The CIT opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to holders of SHPI common stock pursuant to the merger agreement in connection with the proposed merger. The CIT opinion was directed to the SHPI Board of Directors and was not intended to be, and does not constitute, a recommendation to any SHPI stockholder as to how any stockholder should vote on, or take any action with respect to, the merger or any related matter.

In arriving at its opinion, CIT, among other things:

•	Reviewed certain publicly available financial statements and other available business and financial information relating to SHPI;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of SHPI furnished to CIT by SHPI;

•	Conducted discussions with members of senior management of SHPI concerning the matters described above;

•	Reviewed the market prices and valuation multiples for SHPI shares and compared them with those of certain publicly traded companies that CIT deemed to be relevant;

•	Reviewed the results of operations of SHPI and compared them with those of certain publicly traded companies that CIT deemed to be relevant;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Performed discounted cash flow analyses based on SHPI’s financial forecasts;

•	Participated in certain discussions and negotiations among representatives of SHPI and C. R. Bard and their financial and legal advisors;

•	Reviewed the merger agreement and certain exhibits and materials annexed thereto;

•	Reviewed the voting and support agreement dated March 10, 2008; and

•	Conducted such other financial studies, analyses and investigations, and considered such other information, as CIT deemed necessary or appropriate.

The following is a summary of the material financial analyses performed by CIT in connection with the preparation of its fairness opinion, which analyses were delivered to SHPI’s Board of Directors at a meeting of the Board on March 10, 2008. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstance and, therefore, this summary does not purport to be a complete description of the analyses performed by CIT.

This summary includes information in a summary format that should be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by CIT. The tables alone do not constitute a complete summary of the financial analysis. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by CIT or the Board of Directors.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 10, 2008, and is not necessarily indicative of current market conditions.

Transaction Overview

Based upon the closing market price of SHPI common stock of $0.92 per share on March 7, 2008, and based upon the cash consideration of $1.00 per share to be received as set forth in the merger agreement, and SHPI’s diluted shares outstanding (calculated using the treasury stock method basis) of approximately 68.4 million, CIT calculated that SHPI had an implied equity value of approximately $68.4 million. Based on the December 31, 2007 balance sheet, SHPI had no debt outstanding and approximately $8.7 million of cash and marketable securities. Based on this, CIT calculated an implied enterprise value of approximately $59.6 million for SHPI.

Historical Trading Analysis

CIT reviewed historical trading prices of SHPI common stock over the past year, and compared these prices to the merger consideration of $1.00 per share. The following table summarizes the results of this analysis:

Merger Consideration	$1.00
Current	$0.92
52-Week Low	$0.66
52-Week High	$0.99
30-Day Average	$0.83

Comparable Company Analysis

Using publicly available information, CIT compared certain financial, operating and stock market data of SHPI to corresponding data of the following selected public medical technology companies.

•	AngioDynamics, Inc.
•	Becton, Dickinson and Company
•	C. R. Bard, Inc.
•	Covidien, Ltd.
•	ICU Medical, Inc.
•	Merit Medical Systems, Inc.

Using publicly available information for these comparable companies and closing stock prices on March 7, 2008, CIT calculated the ratio of enterprise value to revenue for the last twelve months available and projected calendar year 2008. CIT used SHPI’s revenue for the 12 months ended December 31, 2007 as the LTM period. CIT compared the multiples of comparable companies to the corresponding multiples of SHPI based on (i) SHPI’s enterprise value and stock price as of March 7, 2008 and (ii) SHPI’s enterprise value at a merger consideration of $1.00 per share. For the purpose of this comparison, (i) CIT relied upon SHPI management’s projections for the forecasted periods and (ii) enterprise value was calculated as equity value plus interest-bearing debt, minus cash and marketable securities. CIT noted that the comparable company analysis does not take into account any acquisition or control premium. The following table summarizes the results of this analysis.

Selected
	Reference			SHPI
Comparable Companies	Range	Median	Mean	@ $1.00
Enterprise Value/LTM Revenue	2.00x-3.00x	2.12x	2.42x	3.25x
Enterprise Value/CY 2008 Revenue	1.90x-2.75x	2.09x	2.26x	2.75x

No company included in the comparable company analysis is identical to SHPI. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

CIT calculated implied prices per share for SHPI based on a select range of multiples for the comparable companies. CIT obtained these values by calculating enterprise values using the select multiples, then subtracting debt and adding cash to obtain implied equity values. Then CIT divided by the diluted shares (using the treasury stock method basis) to obtain per share values. The following table summarizes the results of this analysis:

	Selected
	Reference	SHPI
Comparable Companies	Range	@ $1.00
Enterprise Value/LTM Revenue	$0.66-$0.93	$1.00
Enterprise Value/CY 2008 Revenue	$0.73-$1.00	$1.00

Precedent Transactions Analysis

CIT reviewed the financial terms of the following representative acquisition transactions in the medical technology industry to the extent those terms were publicly available. The transactions CIT reviewed included:

Acquiror	Target	Date Announced
AngioDynamics, Inc.	RITA Medical Systems, Inc.	11/28/2006
Theragenics Corp.	Galt Medical Corp.	08/02/2006
Integra LifeScience Holdings Corp.	Miltex Holdings, Inc.	04/19/2006
Angiotech Pharmaceuticals, Inc.	American Medical Instruments Holdings, Inc.	02/01/2006
Cantel Medical Corp.	Crosstex International, Inc.	08/01/2005
West Pharmaceutical Services, Inc.	Medimop Medical Projects, Ltd.	07/05/2005
West Pharmaceutical Services, Inc.	The Tech Group, Inc.	04/28/2005
Theragenics Corp.	C.P. Medical, Inc.	04/26/2005

CIT reviewed the enterprise values paid in the selected transactions as a multiple of LTM revenue. CIT also reviewed the financial terms of acquisition transactions in the healthcare industry below $200 million in enterprise value since 2005, to the extent those terms were publicly available. The enterprise value was calculated as equity value plus interest-bearing debt, minus cash and marketable securities. CIT compared the multiples derived from the selected transactions to SHPI’s enterprise value to LTM revenue, based on the proposed merger consideration of $1.00 per share. CIT used SHPI’s revenue for the 12 months ended December 31, 2007 as the LTM period.

Selected
	Reference			SHPI
Comparable Transactions	Range	Median	Mean	@ $1.00
Enterprise Value/LTM Revenues - Selected Transactions	2.00x-3.00x	2.71x	2.89x	3.25x
Enterprise Value/LTM Revenues - Healthcare Industry	2.00x-3.00x	1.81x	3.11x	3.25x

CIT also calculated implied prices per share for SHPI common stock based on the range of multiples for the transactions analyzed. CIT obtained these values by calculating enterprise values using the corresponding multiples, then subtracting debt and adding cash to obtain implied equity values. Then CIT divided by the diluted shares (using treasury stock method basis) to obtain per share values. The following table summarizes the results of this analysis:

Comparable Transactions	Selected Reference Range	SHPI @ $1.00
Enterprise Value/LTM Revenue	$0.66-$0.93	$1.00

No transaction included in the comparable transactions analysis is identical to the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected transactions and other factors that could affect the acquisition value of the selected transactions.

Discounted Cash Flows Analysis

CIT analyzed the projected discounted cash flows for SHPI for calendar year 2008 through calendar year 2012 on a stand-alone basis. CIT based its analysis on projections for SHPI provided by SHPI management for earnings before interest and taxes, or EBIT, earnings before interest, taxes, depreciation and amortization and stock-based compensation or EBITDA, and after capital expenditures, changes in working capital and tax rates. CIT also incorporated SHPI’s federal net operating loss carryforwards, or NOLs, per SHPI management input, to offset the taxable EBIT. CIT’s analysis used discount rates ranging from 16% to 20% based on SHPI’s estimated weighted average cost of capital and terminal value EBITDA multiples of 7.0x to 9.0x in 2012 to discount the cash flows and arrive at an enterprise value. CIT then subtracted interest-bearing debt and added cash and marketable securities from December 31, 2007 to arrive at an implied equity value. CIT then divided the equity value by SHPI’s diluted shares (calculated using the treasury stock method basis) to obtain an implied equity value per share. The following table summarizes the ranges of enterprise value and per share equity values that resulted from this analysis:

Discounted Cash Flow Analysis	Selected Reference Range
Enterprise Value ($ in millions)	$58.7 to $69.1
Per Share Equity Value	$0.99 to $1.14

Premiums Paid Analysis

CIT reviewed the premiums paid of 74 representative public company acquisition transactions since 2003. CIT used the following criteria to identify relevant transactions:

•	Transactions closed since 2003
•	Transactions with U.S.-based targets
•	Target company market capitalization of less than $200 million
•	Target company in healthcare industry

CIT reviewed the premium of the merger consideration of $1.00 per share over the closing price of SHPI common stock on March 7, 2008, the last closing price prior to CIT delivering its opinion, as well as the premiums over the closing prices one week and one month prior to March 7, 2008.  CIT compared the premiums represented by the merger consideration of $1.00 per share for SHPI common stock to the premiums paid in the 74 representative public company acquisition transactions.  The following table summarizes the results of this analysis:

		SHPI
Selected Public Company Transactions	Median	@ $1.00
Premium % to one day prior to announcement	33.9%	8.7%
Premium % to one week prior to announcement	33.8%	13.6%
Premium % to one month prior to announcement	38.0%	22.0%

No transaction included in the premiums analysis is identical to the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected transactions and other factors that could affect the premiums of the selected transactions.

Although the summary set forth above does not purport to be a complete description of the analyses performed by CIT, the material analyses performed by CIT in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CIT believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the CIT opinion. In arriving at its opinion, CIT considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead CIT made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to SHPI or the proposed merger.

The analyses were prepared solely for purposes of CIT providing its opinion to the SHPI Board of Directors that the consideration to be received by the holders of SHPI common stock in connection with the proposed merger, was fair, from a financial point of view, to the holders of SHPI common stock as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which SHPI might actually be sold or the prices at which any securities of SHPI may trade at the present time or at any time in the future. In performing its analyses, CIT made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by CIT are based upon forecasts by the management of SHPI of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. CIT does not assume responsibility if future results are different from those forecasted.

The above summary does not purport to be a complete description of the analyses performed by CIT in connection with the opinion and is qualified by reference to the written opinion of CIT set forth in Annex C.

In connection with CIT’s review, CIT assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to CIT, discussed with or reviewed by or for CIT or publicly available. In addition, CIT did not independently verify any of such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SHPI or been furnished with any such evaluation or appraisal, nor did CIT evaluate the solvency or fair value of SHPI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, CIT did not assume any obligation to conduct any physical inspection of the properties or facilities of SHPI. With respect to the financial forecast information furnished to or discussed with CIT by SHPI, CIT assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgment of SHPI’s management as to the expected future financial performance of SHPI. CIT’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to CIT as of, the date the opinion was delivered.

CIT’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to SHPI or SHPI’s underlying decision to effect the merger. CIT’s opinion does not constitute a recommendation to any stockholder of SHPI as to how such stockholder should vote or act with respect to any matters relating to the merger. CIT does not offer any opinion as to the terms, other than the merger consideration, of the merger agreement or any related documents or the form of the merger. CIT also does not offer any opinion as to the fairness of the amount or nature of the compensation payable to any of SHPI’s officers, directors or employees relative to the compensation to the stockholders of SHPI. CIT does not express any opinion as to the prices at which SHPI’s shares will trade following the announcement of the merger. In rendering the opinion, CIT assumed, that (i) the final executed form of the merger agreement does not differ in any material respect from the final draft that CIT examined, (ii) C. R. Bard and SHPI will comply with all the material terms of the merger agreement and (iii) the merger will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. CIT also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without a material adverse effect on the contemplated benefits of the merger.

CIT is not a legal, tax or regulatory advisor and CIT relied upon, without independent verification, the assessment of SHPI and its legal, tax and regulatory advisors with respect to such matters.

In connection with CIT’s engagement and at SHPI’s Board of Directors’ direction, CIT was requested to approach and held discussions with other third parties regarding the possible acquisition of SHPI.

CIT’s opinion is provided for the benefit of SHPI’s Board of Directors in connection with, and for the purpose of, its consideration of the merger. Based upon and subject to the foregoing, CIT is of the opinion that, as of the date of the opinion, March 10, 2008, the merger consideration is fair, from a financial point of view, to the holders of SHPI common stock, other than C. R. Bard and its affiliates.

CIT is receiving a fee from SHPI for rendering this fairness opinion and CIT acted as financial advisor to SHPI in connection with the merger. Pursuant to the engagement letter, dated July 23, 2007, SHPI engaged CIT to act as its financial advisor in connection with a potential transaction. Pursuant to the terms of the engagement letter, SHPI agreed to pay CIT a transaction fee in an amount equal to approximately $1.0 million, $0.7 million of which is contingent upon the consummation of a transaction. In addition, SHPI agreed to reimburse CIT for all out-of-pocket expenses incurred in connection with the engagement (including all reasonable fees and expenses of CIT’s legal counsel). SHPI also agreed to indemnify CIT and related persons against various liabilities. CIT may provide financial advisory and financing services to SHPI and C. R. Bard and/or its affiliates and may receive fees for the rendering of such services in the future. In addition, in the ordinary course of its business, CIT may actively trade securities of SHPI and C. R. Bard for CIT’s own account and, accordingly, may at any time hold a long or short position in such securities.

Additionally, a director on the board of CIT Group Inc., the parent company of CIT Capital Securities LLC, is also an officer and director of C. R. Bard.

CIT and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements and other transactions for corporate and other purposes.

SHPI selected CIT as their financial advisor because it is an internationally recognized financial institution with established investment banking services and substantial merger and acquisition and corporate finance transaction experience.

Interests of Certain Persons in the Merger

In considering the recommendation of the SHPI Board of Directors with respect to the merger agreement, SHPI stockholders should be aware that some of SHPI’s directors and executive officers have interests in the merger that are different from, or in addition to, those of SHPI stockholders generally. The SHPI Board of Directors was aware of these interests and considered them in reaching its decision to unanimously adopt and approve the merger agreement and to unanimously recommend that SHPI stockholders vote to adopt and approve the merger agreement.

Restricted Stock Awards

Certain executive officers and directors have been granted restricted stock awards under SHPI’s 2004 Stock Incentive Plan. The executive officers and directors hold a total of 1,515,928 shares of restricted stock. Upon the effectiveness of the merger, each unvested share of restricted stock will immediately become vested and as outstanding shares of common stock will be converted into the right to receive $1.00 per share in the merger. See “The Merger Agreement—Treatment of Stock Options and Restricted Stock.”

The following table summarizes the restricted stock held by our directors and executive officers as of March 31, 2008 and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock:

Directors:	No. of Shares of Restricted Stock	Resulting Consideration ($)
Jeffrey M. Soinski	357,699	357,699
Guy J. Jordan, Ph.D.	50,476	50,476
David W. Jahns	50,476	50,476
Stuart A. Randle	50,476	50,476
Stephen I. Shapiro	50,476	50,476
Robert R. Walker	50,476	50,476
Vincent Papa	50,476	50,476
Ralph Balzano	50,476	50,476
Executive Officers (Who are not Directors):
Donald D. Solomon, Ph.D.	203,062	203,062
Paul S. Evans	177,172	177,172
David A. Green	224,660	224,660
Rebecca A. Whitney	200,000	200,000

Employment Agreements

We have entered into employment agreements with Jeffrey Soinski, David Green, Donald Solomon, Paul Evans and Rebecca Whitney. Pursuant to the terms of these employment agreements, in the event of a termination by SHPI other than for cause, each of these employees will receive all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan, profit sharing plan and stock option plan benefits which will be paid in accordance with the applicable plan), any benefits under any of our plans in which such employee is a participant to the full extent of such employee’s rights under such plans (other than pension plan, profit sharing plan and stock option plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay and any appropriate business expenses incurred by such employee in connection with his or her duties, all to the date of termination, with the exception of salary and medical benefits which will continue for a period of 12 months (18 months for Mr. Soinski), provided that such employee complies with the non-compete, confidentiality, return of materials and non-solicitation provisions contained in his or her employment agreement.

If the merger is consummated, the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation. As a result, SHPI will terminate the employment of the members of its management immediately prior to the effective time of the merger agreement. Such terminated employee will be entitled to severance pay and medical benefits for a period of 12 months (18 months for Mr. Soinski), so long as such employee complies with the non-compete, confidentiality, return of materials and non-solicitation provisions contained in his or her employment agreement.

The merger agreement also contains a covenant that prior to the effective time of the merger, SHPI will use its commercially reasonable efforts to cause each of these employment agreements to be amended in a form satisfactory to SHPI and C. R. Bard in order to accomplish the following:

•	the post-termination restrictive covenants in the employment agreement between SHPI and Mr. Soinski will be extended by six months for an aggregate of two years following termination of employment;

•
each employment agreement will be amended to clarify that, regardless of the schedule of severance payments therein, the post-termination restrictive covenants will be in effect for a period of one year after termination of employment, provided that, in the case of Mr. Soinski, such post-termination period will be two years; and

•
ensure that each employment agreement is compliant with or exempt from the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended, which will require amendment of the payment schedule under the employment agreements.

Executive Incentive Bonus Program

On March 10, 2008, our Board of Directors adopted the Specialized Health Products International, Inc. Executive Incentive Bonus Program (the “Bonus Program”). The Bonus Program is designed to reward our executives for their contributions to the successful achievement of certain corporate goals and objectives and to share the success and risks of the business with them. The participants in the Bonus Program are Jeffrey Soinski, David Green, Donald Solomon, Paul Evans and Rebecca Whitney. Pursuant to the terms of the Bonus Program, the Compensation Committee has established a bonus pool of $1,000,000 to be allocated to those eligible participants, the maximum permitted amount under the Bonus Program. We currently anticipate that some or all participants in the Bonus Program will receive a cash award upon or within five days following the closing of the merger, if it occurs (which awards in the aggregate will not exceed $1,000,000).

The allocation of bonus awards from the bonus pool among eligible participants will be determined by the Compensation Committee in its sole discretion. Subject to certain exceptions relating to termination without cause, death, retirement or disability, which are described in the Bonus Program, a participant must remain employed with us at least until immediately prior to the merger in order to receive a bonus payment.

Indemnification

The certificate of incorporation and the bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and director exculpation substantially similar to those set forth in SHPI’s certificate of incorporation and bylaws as in effect at the date of the merger agreement (to the extent consistent with applicable law). C. R. Bard has agreed in the merger agreement that those provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the effective time of the merger were entitled to indemnification, advancement of expenses or exculpation under SHPI’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the effective time of the merger, unless otherwise required by applicable law.

From and after the effective time of the merger and until the expiration of any applicable statutes of limitation, C. R. Bard also has agreed in the merger agreement that the surviving corporation will indemnify, defend and hold harmless each person who is or has been prior to the date of the merger agreement or who becomes prior to the effective time of the merger an officer, director, employee or agent of SHPI against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred in connection with any claim to which any such person is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of SHPI and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, in each case, to the fullest extent permitted and provided in SHPI’s certificate of incorporation and bylaws as in effect at the date of the merger agreement. The surviving corporation also will pay expenses in advance of the final disposition of the claims that are reasonably incurred in defending any such claim to each person to the fullest extent permitted under the Delaware General Corporation Law as provided in SHPI’s certificate of incorporation and bylaws as in effect at the date of the merger agreement, upon receipt from such person to whom expenses are advanced of the undertaking to repay such advances contemplated by the Delaware General Corporation Law.

C. R. Bard has agreed to obtain and pay for “tail” insurance policies in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person who is currently covered by SHPI’s directors’ and officers’ liability insurance policy on terms, including with respect to coverage and amount, no less favorable to such directors and officers than those of such policy in effect on the date of the merger agreement.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders of SHPI common stock. The discussion is based upon the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is for general information purposes only and does not address SHPI stockholders who are subject to special treatment under U.S. federal income tax laws, including the following: (a) holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) holders that are financial institutions, insurance companies, personal holding companies, S corporations, real estate investment trusts, or regulated investment companies; (c) holders that are dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) holders that have a “functional currency” other than the U.S. dollar; (e) holders that are liable for the alternative minimum tax under the Code; (f) holders that own SHPI shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) holders that acquired SHPI shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) holders that hold SHPI shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) holders who are U.S. expatriates or former long-term residents of the United States. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

This discussion only applies to a SHPI stockholder that is a beneficial owner of SHPI common stock and is:

•	a citizen or resident of the U.S.,

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust if either (a) a court within the U.S. is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds SHPI common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership that holds SHPI common stock should consult its own tax advisor.

This summary does not address the U.S. federal income tax consequences to holders of transactions entered into prior to, concurrently with, or subsequent to the merger (regardless of whether any such transaction is undertaken in connection with the merger), including, but not limited to, any exercise or disposition of any stock option, warrant, or other right to acquire SHPI common stock.

The following discussion also does not address potential foreign, state, local and other (including estate and gift) tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

General

The merger will constitute a taxable transaction for U.S. federal income tax purposes. As a result, a holder of SHPI common stock will generally recognize gain or loss as a result of the merger in an amount equal to the difference, if any, between the amount of cash received in the merger and the stockholder’s adjusted tax basis in the SHPI common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). Such gain or loss generally will be a capital gain or loss if the SHPI common stock is held as a capital asset (within the meaning of Section 1221 of the Code) as of the effective time of the merger and will be a long-term capital gain or loss if the stockholder’s holding period is more than one year. In the case of stockholders who are individuals, long-term capital gains are currently eligible for reduced rates of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Appraisal Rights

Under specified circumstances, SHPI stockholders may be entitled to appraisal rights in connection with the merger. See “Appraisal Rights.” If appraisal rights are available and a SHPI stockholder receives cash pursuant to the exercise of these rights, that stockholder will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received and that stockholder’s adjusted tax basis in its SHPI common stock. SHPI stockholders who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding

A stockholder (other than certain exempt stockholders, including corporations and certain foreign persons and entities) may be subject to backup withholding on cash paid pursuant to the merger or exercise of appraisal rights, unless such stockholder provides its correct taxpayer identification number, referred to as a TIN, or certifies that it is awaiting a TIN, and certifies as to no loss of exemption from backup withholding by completing substitute IRS Form W-9 included in the letter of transmittal, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who fails to furnish a TIN may be subject to tax penalties, and the gross proceeds of the merger (or cash payable pursuant to exercise of appraisal rights) payable to such stockholder may be subject to backup withholding at a 28% rate. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of such stockholder, and the stockholder may obtain a refund if backup withholding results in an overpayment of tax. A stockholder may also be subject to certain information reporting requirements.

Required Regulatory Approvals

Under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the FTC and the DOJ by SHPI and C. R. Bard, unless a request for additional information and documentary material is received from the FTC or the DOJ or unless early termination of the waiting period is requested and granted. We do not intend to seek early termination. If, within the initial 30-day waiting period, either the FTC or the DOJ issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by all parties, unless earlier terminated by the FTC or the DOJ or further extended by court order or with the parties’ consent. The parties filed their respective notification and report forms with the FTC and the DOJ under the Hart-Scott-Rodino Act on March 21, 2008 and the waiting period is scheduled to expire at 11:59 P.M. on April 21, 2008. The DOJ, the FTC or others, however, may challenge the merger on antitrust grounds notwithstanding the expiration or termination of the review period.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement.

The Merger

Generally

The merger agreement provides that at the closing of the merger, Merger Sub, a wholly-owned subsidiary of C. R. Bard, will be merged with and into SHPI. Upon completion of the merger, SHPI will continue as the surviving corporation and will be a wholly-owned subsidiary of C. R. Bard.

Directors and Officers of the Surviving Corporation after the Merger

The directors and officers of the surviving corporation will be the directors and officers of Merger Sub immediately prior to the effective time of the merger.

Manner and Basis of Converting Shares of SHPI Common Stock into the Merger Consideration

Under the terms of the merger agreement, upon completion of the merger, each share of SHPI common stock (other than shares owned by C. R. Bard, Merger Sub or held in treasury by us and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights under Delaware law) will be canceled and converted into the right to receive $1.00 in cash, payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, as provided in the merger agreement.

Completion and Effectiveness of the Merger

We intend to complete the merger promptly, but in no event more than five business days, after all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger Agreement–Conditions to Completion of the Merger” beginning on page [ ] of this document are satisfied or waived, including adoption and approval of the merger agreement and the merger by the stockholders of SHPI. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as provided in the certificate of merger and agreed to by C. R. Bard and SHPI.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger by [ ], 2008. However, we cannot predict the exact timing because completion of the merger is subject to governmental and regulatory approvals and other conditions.

Treatment of Stock Options and Restricted Stock

Stock Options

None of the outstanding options to purchase shares of SHPI common stock granted under any stock option plan or otherwise (including without limitation, under SHPI’s 1998 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan and 2004 Stock Incentive Plan, each as amended) (together, the “SHPI Option Plans”) will be assumed by C. R. Bard or Merger Sub. Accordingly, prior to the time of the effectiveness of the merger, all outstanding options will be canceled, in each case, in accordance with and pursuant to the terms of the SHPI Option Plans under which such options were granted. In consideration of such cancellation, each holder of an option canceled accordingly would be entitled to receive a cash payment equal to the product of (i) the total number of shares of common stock otherwise issuable upon exercise of such option and (ii) $1.00 less the applicable exercise price per common share otherwise issuable upon exercise of such option. However, no option holder currently holds vested stock options with an exercise price less than $1.00 per share; therefore, no option holder will receive any consideration relating to his or her stock options.

Restricted Stock Awards

We have issued 5,621,297 shares of our common stock as restricted stock awards under our 2004 Stock Incentive Plan. At the effective time of the merger, all unvested shares of restricted stock will vest in full and as outstanding shares of common stock be converted into the right to receive the $1.00 per share merger consideration.

Exchange of SHPI Stock Certificates for the Merger Consideration

General

Prior to the effective time of the merger, Merger Sub will appoint a paying agent to act as exchange and paying agent, registrar and transfer agent for the purpose of exchanging certificates representing, immediately prior to the effective time of the merger, SHPI common stock for the aggregate merger consideration. Promptly following the effective time of the merger, but in any event within three business days, C. R. Bard will deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration to be paid in the merger in exchange for such shares of SHPI common stock.

As soon as reasonably practicable after the effective time of the merger, the agent will mail to each record holder of a certificate that immediately prior to the effective time of the merger represented SHPI common stock a letter of transmittal and instructions describing how to exchange their certificates for the merger consideration.

Upon surrender of a certificate to the agent for cancellation, together with such letter of transmittal validly executed and duly completed in accordance with the instructions, the holder of the surrendered certificate will be entitled to receive, within 10 business days after surrender of the certificate, cash in an amount equal to the product of (i) the number of shares of SHPI common stock formerly represented by the surrendered certificate and (ii) $1.00. The payment will be made by the paying agent by check in accordance with the instructions provided by the holder of the surrendered certificate. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of a certificate.

The surrendered certificates representing SHPI common stock will be canceled. After the effective time of the merger, each certificate representing shares of SHPI common stock that has not been surrendered (other than certificates representing shares of SHPI common stock to which appraisal rights have been sought) will represent only the right to receive cash in an amount equal to the product of (i) the number of shares of common stock formerly represented by such certificate and (ii) $1.00, without any interest or dividends thereon.

The consideration issued upon the surrender of any certificate will be deemed to have been issued in full satisfaction of all rights pertaining to the SHPI common stock formerly represented by such certificate. Following the completion of the merger, SHPI will not register any transfers of SHPI common stock on its stock transfer books.

Holders of SHPI common stock should not send in their SHPI stock certificates until they receive a letter of transmittal from the paying agent for the merger, with instructions for the surrender of SHPI stock certificates.

Lost Stock Certificates

If a SHPI stock certificate is lost, stolen or destroyed, the owner of the shares represented by such certificate will need to deliver an affidavit and, if requested, a bond prior to receiving the merger consideration.

Representations and Warranties

The merger agreement contains a number of representations and warranties of the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the merger agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because (1) in certain cases, they were made only as of the date of the merger agreement or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge and (3) they are modified in part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in SHPI’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may not be fully reflected in SHPI’s public disclosures.

The representations and warranties that SHPI made to C. R. Bard and Merger Sub in the merger agreement are typical for transactions such as the merger and include representations and warranties relating to:

•	our organization and qualification;

•	our certificate of incorporation and bylaws;

•	our capitalization;

•	our authorization, execution and delivery of the merger agreement;

•	our subsidiaries;

•	the absence of specified conflicts with or violations of our governing documents, applicable law or certain agreements as a result of entering into the merger agreement;

•	the required consents and approvals of governmental entities in connection with consummation of the merger;

•	our SEC reports and financial statements;

•	our compliance with applicable laws;

•	the absence of certain changes or events;

•	change of control payments as a result of the merger agreement;

•	the absence of legal proceedings;

•	information in proxy statement;

•	employment and labor matters affecting us and our subsidiaries, including matters related to employee benefit plans;

•	taxes;

•	our intellectual property;

•	our licenses and permits;

•	our material contracts;

•	our compliance with environmental laws;

•	state takeover statutes;

•	receipt by SHPI’s Board of Directors of a fairness opinion from CIT;

•	brokers’ fees with respect to the merger;

•	our related party transactions;

•	our properties and assets;

•	regulatory matters; and

•	insurance.

The merger agreement contains limited customary representations and warranties made by C. R. Bard, including with respect to organization and qualification, charter documents and bylaws, authority relative to the merger agreement, no violation; required filings and consents, financial capability, brokers, and ownership of common stock. However, receipt of financing by C. R. Bard is not a condition to the consummation of the merger.

The representations and warranties of C. R. Bard, Merger Sub and SHPI contained in the merger agreement expire upon completion of the merger. The representations and warranties in the merger agreement are complicated, are not identical as between SHPI and C. R. Bard and not easily summarized. You are urged to carefully read Articles 3 and 4 of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Merger Sub and C. R. Bard,” respectively.

Some of the representations and warranties made by each party in the merger agreement are subject to materiality exceptions and qualifications (including exceptions that do not create a material adverse effect (as defined below)). For purposes of the merger agreement, “material adverse effect” with respect to SHPI means any fact, circumstance, effect, event, change or occurrence that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of SHPI and its subsidiaries, taken as a whole. However, any of the following matters, to the extent such matters do not disproportionately affect SHPI and its subsidiaries, taken as a whole, relative to other industry participants, will not be taken into account in determining whether there has been a material adverse effect and will not constitute a material adverse effect with respect to SHPI:

•
any fact, circumstance, effect, event, change or occurrence relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of the merger agreement;

•	any fact, circumstance, effect, event, change or occurrence generally affecting the industries in which SHPI and its subsidiaries operate, including any increase in the prices of raw materials;

•	any fact, circumstance, effect, event, change or occurrence resulting from any hurricane, earthquake or other natural disasters;

•
any change, in and of itself (as opposed to the facts underlying such change that may be considered in determining whether there has been a material adverse effect), in the share price or trading volume of SHPI’s common stock;

•
any fact, circumstance, effect, event, change or occurrence resulting from a change after the date of the merger agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to United States generally accepted accounting principles;

•
any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of SHPI’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of SHPI’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period;

•
any fact, circumstance, effect, event, change or occurrence attributable to the execution, performance or announcement of the merger agreement (including the impact on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, and the loss or departure of officers or other employees of SHPI or its subsidiaries); or

•
any action taken by SHPI at the request or with the consent of C. R. Bard, that, if taken without the request or the consent of C. R. Bard, would have been prohibited by the terms of the merger agreement.

For purposes of the merger agreement, “material adverse effect” with respect to C. R. Bard or Merger Sub means any fact, effect, event, change or occurrence that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of C. R. Bard and Merger Sub to perform in all material respects their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Conduct of SHPI’s Business Before Completion of the Merger

Under the merger agreement, SHPI has agreed on behalf of itself and its subsidiaries that, except as otherwise expressly contemplated by the merger agreement, as required by applicable law, for expenses incurred by SHPI or as agreed to in writing by C. R. Bard, subject to certain exceptions thereto as described in the merger agreement, until the earlier of the completion of the merger or termination of the merger agreement, to not take certain actions with respect to its business operations. These agreements are customary in transactions such as the merger and include, but are not limited to:

•
the business and operations of SHPI and its subsidiaries will be conducted in the ordinary course of business consistent with past practice and SHPI and its subsidiaries will use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with their material customers, suppliers, licensors, licensees and distributors;

•
SHPI will not authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents, except for issuances of common stock upon the exercise of options or warrants outstanding as of the date of the merger agreement;

•
SHPI will not repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of SHPI or any of its subsidiaries except for forfeitures of common stock issued pursuant to restricted stock awards;

•
SHPI will not sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

•
SHPI will not amend or otherwise change its certificate of incorporation or bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or similar organizational documents;

•	SHPI will not split, combine or reclassify any shares of its capital stock, and will not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

•	SHPI will not amend or otherwise change the terms of any warrants;

•	SHPI will not, and will not permit any of its subsidiaries to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•
SHPI will not, and will not permit any of its subsidiaries to acquire or agree to acquire, including by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•
SHPI will not, and will not permit any of its subsidiaries to enter into, amend, modify or supplement any contract, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of SHPI or any of its subsidiaries;

•
neither SHPI nor any of its subsidiaries will grant or agree to any increase in any manner the compensation, severance benefits or fringe benefits of, or pay any severance or bonus to, any current or former director, officer or employee except for certain payments made in accordance with the terms of the merger agreement;

•
neither SHPI nor any of its subsidiaries will, except as provided in the merger agreement, enter into any new or amend any existing employment, consulting, severance, termination, change-of-control or indemnification contract with any director, officer or employee of SHPI;

•
neither SHPI nor any of its subsidiaries will, except as may be required to comply with applicable law and except as provided in the merger agreement, become obligated under any benefit plan that was not in existence on the date of the merger agreement or amend, modify or terminate any benefit plan or other employee benefit plan or any contract, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date of the merger agreement;

•
neither SHPI nor any of its subsidiaries will, except as may be required to comply with applicable law and except as provided in the merger agreement, pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement;

•
SHPI will not, and will not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to SHPI and its subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business consistent with past practice;

•
except pursuant to a material contract, SHPI will not, and will not permit any of its subsidiaries to incur, assume, pre-pay, discharge or satisfy any indebtedness or enter into any contract to incur, assume, pre-pay, discharge or satisfy any indebtedness, or guarantee, or agree to guarantee, any such indebtedness or obligation, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of SHPI or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any contract or arrangement having the economic effect of any of the foregoing;

•
except pursuant to a material contract, SHPI will not, and will not permit any of its subsidiaries to make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person, other than (i) loans between or among SHPI and any of its wholly-owned subsidiaries and (ii) cash advances to SHPI’s or its subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business;

•
neither SHPI nor any of its subsidiaries will adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SHPI or any of its subsidiaries;

•
SHPI will not, and will not permit any of its subsidiaries to, enter into, or amend, modify, elect not to renew or terminate or waive, release or assign any rights under any material contract in any material respect in a manner which is adverse to SHPI or its subsidiaries;

•
except for customer contracts entered into in the ordinary course of business consistent with past practice, SHPI will not, and will not permit its subsidiaries to, renegotiate or enter into any new material contract, license, arrangement or other relating to any proprietary rights;

•
SHPI and its subsidiaries (i) will comply in all material respects with their obligations under the material contracts as such obligations become due, (ii) will continue in force insurance covering risks of such types and in such amounts as are consistent with SHPI’s past practices and (iii) will not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

•
SHPI will not, and will not permit any of its subsidiaries to, make any capital expenditure or commitments not consistent with the expenditures in SHPI’s capital budget for 2008 provided to C. R. Bard;

•
SHPI will not, and will not permit any of its subsidiaries to make any material changes in their respective standardized or other sales terms and conditions, except in the ordinary course of business consistent with past practice;

•
SHPI will not, and will not permit any of its subsidiaries to, enter into any settlement, conciliation or similar contract with any governmental authority or that requires payment of any material consideration after the execution date of the merger agreement;

•
SHPI will not, and will not permit any of its subsidiaries to, settle or compromise any pending or threatened claim, except with respect to the settlement or compromise of any such claim where the full amount paid or to be paid is covered by insurance coverage maintained by SHPI;

•
SHPI will not, and will not permit any of its subsidiaries to, change any of the accounting policies, practices or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as may be required as a result of a change in United States generally accepted accounting principles enacted after the date of the merger agreement;

•
SHPI will not, and will not permit any of its subsidiaries to, except in the ordinary course of business and in a manner consistent with past practice, make, change or rescind any material tax election, enter into any material closing agreement relating to taxes, settle or compromise any material tax liability, audit, claim, proceeding or assessment, file any material amended tax return, surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax liability or assessment;

•
SHPI will not, and will not permit any of its subsidiaries to, allow any of SHPI’s material proprietary rights to become abandoned or expired for failure to make required filings or pay required fees; and

•	SHPI will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

Limitation on SHPI’s Ability to Consider Other Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, SHPI agreed that it, and its subsidiaries, officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives will not:

•
solicit, initiate or encourage, or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any person that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
enter into, maintain or participate in any discussion or negotiation with any person regarding an Acquisition Proposal, or furnish to any person any information or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any other person to make or effect an Acquisition Proposal; or

•	enter into any contract, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal.

As defined in the merger agreement and used in this proxy statement, “Acquisition Proposal” means any offer or proposal for a merger, acquisition, recapitalization, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 20% or more of the assets of SHPI and its subsidiaries, taken as a whole, or (B) an equity interest in 20% or more of the voting securities of SHPI, other than the transactions contemplated by the merger agreement.

However, the merger agreement does not prohibit SHPI’s Board of Directors, prior to adoption and approval of the merger agreement by its stockholders at the special meeting, from furnishing information to, or engaging in discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal (which did not result from a breach of the merger agreement) if (A) SHPI’s Board of Directors determines in good faith after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in the breach of its fiduciary duties to its stockholders under applicable law, (B) the Acquisition Proposal would reasonably be expected to lead to a Superior Proposal (as defined below) and (C) prior to furnishing any nonpublic information to, or engaging in discussions or negotiations with, such person, (x) SHPI receives from such person an executed confidentiality agreement (which agreement will be provided to C. R. Bard for information purposes) with terms no less favorable to SHPI than those contained in the confidentiality agreement between SHPI and C. R. Bard, including any standstill provisions and (y) concurrently with its delivery to such person, SHPI delivers to C. R. Bard and Merger Sub all such nonpublic information not previously provided to C. R. Bard or Merger Sub.

If SHPI’s Board of Directors is entitled to furnish information to, or engage in discussions or negotiations with, any person under the merger agreement in respect of any Acquisition Proposal, SHPI’s Board of Directors may, prior to the adoption and approval of the merger agreement by SHPI’s stockholders at the special meeting and subject to certain exceptions:

•	withdraw or modify (in a manner adverse to C. R. Bard) its approval or recommendation of the merger and the merger agreement;

•	approve or recommend such Acquisition Proposal;

•	recommend that SHPI’s stockholders reject the merger or the merger agreement; or

•	cause SHPI or any of its subsidiaries to enter into a binding written agreement with respect to, and containing the terms of, such Acquisition Proposal.

in each case only if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the SHPI Board determines in good faith after consultation with outside legal counsel, that failure to take such action is reasonably likely to result in the breach of its fiduciary duties to SHPI’s stockholders under applicable law and (C) if SHPI or any of its subsidiaries enters into a binding written agreement with respect to, and containing the terms of, an Acquisition Proposal, SHPI pays to C. R. Bard the break up fee described below under “Break Up Fee”.

Under the merger agreement, SHPI has agreed to immediately cease and cause its representatives to cease any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal, and will use its reasonable best efforts to cause any parties in possession of confidential information about SHPI that was furnished by or on behalf of SHPI in connection with an Acquisition Proposal to return or destroy all such information.

For purposes of the merger agreement and this proxy statement, “Superior Proposal” means any Acquisition Proposal by a person (substituting 50% for the 20% thresholds set forth in the definition of “Acquisition Proposal”) that (i) SHPI’s Board of Directors has determined in good faith, after consultation with CIT Capital Securities LLC or another independent financial advisor, is more favorable from a financial point of view to its stockholders than the merger (including any adjustment to the terms and conditions thereof proposed in writing by C. R. Bard in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated no later than six months from the receipt of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal.

Financing of the Merger

As part of the merger agreement, C. R. Bard represented and warranted to SHPI that C. R. Bard has, and will have at the effective time of the merger, sufficient cash resources available to consummate the merger on the terms and conditions contained in the merger agreement.

Conditions to Completion of the Merger

The respective obligations of SHPI, C. R. Bard and Merger Sub to consummate the merger are subject to the satisfaction at or before the effective time of the merger, of each of the following conditions:

•
the adoption and approval of the merger agreement by holders of a majority of the outstanding shares of SHPI common stock in accordance with the Delaware General Corporation Law and SHPI’s certificate of incorporation and bylaws;

•
no governmental authority will have enacted, issued, promulgated, enforced or entered any order that is then in effect and that has the effect of preventing or prohibiting consummation of the merger or otherwise imposing material limitations on the ability of Merger Sub and C. R. Bard effectively to acquire or hold SHPI’s business and the business of its subsidiaries;

•
all material consents, approvals, permits of, authorizations from, notifications to and filings with any governmental authorities required to be made or obtained prior to the consummation of the merger (other than under the Hart-Scott-Rodino Act or any foreign competition or merger control laws) will have been made or obtained; and

•
any waiting period (and any extension thereof) under the Hart-Scott-Rodino Act or competition or merger control laws applicable to the consummation of the merger will have expired or terminated and all necessary consents, approvals, permits of, authorizations from, notifications to and filings with any governmental authorities under any foreign competition or merger control laws or regulations will have been made or obtained.

The obligations of each of Merger Sub and C. R. Bard to consummate the merger are subject to the satisfaction or waiver of certain additional conditions, including:

•
the representations and warranties of SHPI contained in the merger agreement must be accurate in all respects as of the closing date as if made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except any inaccuracies in certain representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies in these certain representations and warranties (considered collectively) do not constitute a material adverse effect;

•
SHPI must have performed, in all material respects, all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, there will not have occurred and be continuing a material adverse effect;

•
each of C. R. Bard and Merger Sub have received an officers’ certificate, duly executed by SHPI’s Chief Executive Officer and Chief Financial Officer, from SHPI stating that certain conditions to closing set forth in the merger agreement have been satisfied;

•
shares of SHPI’s common stock in respect to which statutory appraisal rights have been exercised, will not constitute more than 10% of the aggregate number of shares of SHPI’s common stock outstanding as of the date of the merger agreement; and

•
C. R. Bard will have received written evidence, reasonably satisfactory to C. R. Bard, that the liens underlying certain UCC-1 financing statements have been irrevocably and unconditionally released and terminated.

SHPI’s obligations to consummate the merger are subject to the satisfaction or waiver of certain additional conditions, including:

•
the representations and warranties of C. R. Bard and Merger Sub must be true and correct in all respects as of the closing date as if made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except any inaccuracies in certain representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies in these certain representations and warranties (considered collectively) do not constitute a material adverse effect;

•
C. R. Bard and Merger Sub must have performed, in all material respects, all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under the merger agreement at or prior to the effective time of the merger; and

•
SHPI’s receipt of an officers’ certificate, duly executed by the respective Chief Executive Officer and Chief Financial Officer of each of C. R. Bard and Merger Sub, stating that the conditions to closing set forth in the merger agreement have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and other transactions contemplated thereby may be abandoned at any time prior to the effective time of the merger, before or after the adoption and approval of the merger agreement by SHPI’s stockholders, by mutual written consent of C. R. Bard and SHPI.

The merger agreement may be terminated and the merger and other transactions contemplated thereby may be abandoned at any time prior to the effective time of the merger, before or after the adoption and approval of the merger agreement by SHPI’s stockholders, by either C. R. Bard, on the one hand, or by SHPI, on the other hand, if:

•
any governmental authority has acted to permanently restrain, enjoin or otherwise prohibit the merger and such action has become final and nonappealable, unless the terminating party’s failure to comply with the merger agreement has caused or resulted in the denial or action;

•
the merger will not have been consummated on or before September 10, 2008, the expiration date of the merger agreement, unless the terminating party’s failure to comply with the merger agreement has been the principal cause of or principally resulted in the failure of the merger to have been consummated before September 10, 2008; or

•	upon a vote at a duly held stockholders meeting to obtain stockholder adoption and approval of the merger agreement, such adoption and approval will not have been obtained.

The merger agreement may be terminated and the merger and other transactions contemplated thereby may be abandoned at any time prior to the effective time of the merger, before or after the adoption and approval of the merger agreement by SHPI’s stockholders, by C. R. Bard, if:

•
there is a breach of any representations, warranties, covenants or other agreements set forth in the merger agreement by SHPI that would cause the failure of a condition to C. R. Bard’s obligation to complete the merger and the breach is not cured within 30 days after notice of such breach is received by SHPI and provided that C. R. Bard or Merger Sub have no uncured breach that would give rise to SHPI’s right to terminate; or

•
subject to certain conditions described in the merger agreement, at any time prior to the adoption and approval of the merger agreement by SHPI’s stockholders, the SHPI Board of Directors (i) withdraws or modifies (in a manner adverse to C. R. Bard) its approval or recommendation of the merger and the merger agreement, (ii) approves or recommends an Acquisition Proposal, (iii) recommends that SHPI’s stockholders reject the merger agreement or the merger, or (iv) causes SHPI or any of its subsidiaries to enter into a binding written contract with respect to an Acquisition Proposal.

The merger agreement may be terminated by SHPI, acting under the direction of its Board of Directors, and the merger and other transactions contemplated thereby may be abandoned if:

•
there is a breach of any representations, warranties, covenants or other agreements set forth in the merger agreement by C. R. Bard or Merger Sub or any such representation or warranty will have become untrue that would cause the failure of a condition to SHPI’s obligation to complete the merger and the breach is not cured within 30 days after written notice of such breach is received by C. R. Bard and Merger Sub and provided that SHPI does not have an uncured breach that would give rise to C. R. Bard’s or Merger Sub’s right to terminate; or

•
at any time prior to obtaining stockholder adoption and approval of the merger agreement, if SHPI or any of its subsidiaries enters into a binding written contract with respect to, and containing the terms of, an Acquisition Proposal pursuant to and in accordance with the terms of the merger agreement, and SHPI pays C. R. Bard the break up fee of $2,734,945.

Break Up Fee

SHPI is required to pay a break up fee of $2,734,945 to C. R. Bard if:

•
C. R. Bard terminates the merger agreement because the SHPI Board of Directors (i) withdraws or modifies (in a manner adverse to C. R. Bard) its approval or recommendation of the merger and the merger agreement, (ii) approves or recommends an Acquisition Proposal, (iii) recommends that SHPI’s stockholders reject the merger agreement or the merger, or (iv) causes SHPI or any of its subsidiaries to enter into a binding written contract with respect to an Acquisition Proposal;

•
At any time prior to obtaining stockholder adoption and approval of the merger agreement, SHPI terminates the merger agreement because SHPI or any of its subsidiaries has entered into a binding written contract with respect to an Acquisition Proposal that, in accordance with the terms of the merger agreement, the SHPI Board of Directors has determined to be superior to the merger;

•
Subject to certain conditions described in the merger agreement, any party terminates the merger agreement because the merger has not been consummated on or before September 10, 2008 (which date may be extended in certain circumstances), and prior to the special meeting, an Acquisition Proposal has been made and SHPI enters into a definitive agreement or completes a transaction for any Acquisition Proposal within 12 months of the termination of the merger agreement; or

•
Any party terminates the merger agreement because the stockholders fail to adopt and approve the merger agreement and prior to the special meeting, an Acquisition Proposal has been made directly to the holders of SHPI’s common stock, or will otherwise be publicly disclosed to stockholders and SHPI enters into a definitive agreement or completes a transaction for any Acquisition Proposal within 12 months of the termination of the merger agreement.

Modification or Amendment

The merger agreement may be amended by the parties by an instrument in writing signed by the parties to the merger agreement at any time before or after adoption and approval of the merger agreement by the SHPI stockholders; provided, however, that after any such approval, there will not be made any amendment that by law requires the further approval by such stockholders without such further approval; provided, further, that the provisions relating to indemnification of certain parties under the agreement may not be amended or modified without the prior written agreement of each of the indemnified parties.

THE VOTING AND SUPPORT AGREEMENT

Effective on March 10, 2008, the following stockholders, holding an aggregate of 19,488,745 shares of SHPI common stock which were outstanding as of March 10, 2008, or approximately 29% of the outstanding shares, entered into a voting and support agreement with C. R. Bard:

•	Galen Partners III, L.P.

•	Galen Partners International III, L.P.

•	Galen Partners Employee Fund III, L.P.

•	Jeffrey M. Soinski

•	Paul S. Evans

•	Evans Family LTD Partnership

•	Donald D. Solomon

•	Jann H. Solomon

•	David A. Green

•	Rebecca A. Whitney

Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Partners Employee Fund III, L.P. are affiliated entities, and together comprise our largest stockholder. Jeffrey M. Soinski, Paul S. Evans, the Evans Family LTD Partnership, Donald D. Solomon, Jann H. Solomon, David A. Green and Rebecca A. Whitney are executive officers of SHPI or are family partnerships or spouses of executive officers of SHPI.

The voting and support agreement permits Messrs. Soinski, Solomon and Evans to transfer certain of their shares subject to the voting and support agreement prior to the date of the special meeting in order to satisfy certain tax obligations of, and make certain charitable contributions by, those officers. Those shares represent approximately 1.5% in the aggregate of the outstanding shares of SHPI.

Holders of a majority of the shares of SHPI common stock outstanding as of the record date must vote in favor of adoption of the merger agreement in order for it to be adopted.

The following is a description of the material terms of the voting and support agreement. The complete text of the voting and support agreement is attached as Annex B to this document and is incorporated into this document by reference. All SHPI stockholders are urged to read the form of the voting and support agreement carefully and in its entirety.

Under the voting and support agreement, the stockholders who are party thereto, in their capacity as SHPI stockholders, agreed to vote, or cause the record holders of their SHPI securities to vote, the SHPI common stock beneficially owned by them as of March 10, 2008, and any other securities of SHPI that become beneficially owned by them after March 10, 2008, for the duration the voting and support agreement is in effect, in the following manner:

•	in favor of the adoption and approval of the merger agreement and the merger;

•	in favor of any proposal to adjourn any meeting of the stockholders which C. R. Bard supports;

•
against any merger agreement or merger (other than the merger agreement entered into among SHPI, Merger Sub and C. R. Bard), share exchange, consolidation, combination, dual listed structure, sale of substantially all assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by SHPI;

•	against any Acquisition Proposal or Superior Proposal from any party other than C. R. Bard or an affiliate of C. R. Bard as contemplated by the merger agreement; and

•
against any amendment of SHPI’s certificate of incorporation or its by-laws or other proposal involving SHPI or any of its subsidiaries, which would impede, frustrate, prevent or nullify any provision in the merger agreement or any other agreement contemplated by the merger agreement, the merger or any other transaction contemplated by the merger agreement or change in any manner the voting rights of any class of capital stock of SHPI.

Under the voting and support agreement, each stockholder who is party thereto delivered an irrevocable proxy to C. R. Bard to vote the securities of SHPI owned by such stockholder in accordance with the terms of the voting and support agreement.

Under the voting and support agreement, each stockholder who is a party thereto expressly waived, and agreed not to exercise or assent, any appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger.

Pursuant to the voting and support agreement, each of the stockholders who is a party thereto has agreed that, for the duration the voting and support agreement is in effect, such stockholders will not (with only limited exceptions in order to satisfy tax obligations of certain stockholders and to make certain charitable contributions) take any of the following actions:

•
sell, transfer, pledge, assign or otherwise dispose of (including by gift), or enter into any contract, option, agreement or understanding or other arrangement with respect to the transfer of any shares of SHPI common stock owned by such stockholder, or commit or agree to take any of the foregoing actions;

•
enter into any voting arrangement, whether by proxy, voting and support agreement or otherwise, with respect to any shares of SHPI common stock owned by such stockholder, or commit or agree to take any of the foregoing actions;

•
engage, nor authorize or permit any investment banker, accountant or other representative or agent to engage, directly or indirectly, in any activity that would be in violation of the provisions of the merger agreement regarding the prohibition of soliciting other Acquisition Proposals; and

•	issue any press release or make any other public statement with respect to the merger without prior written consent of C. R. Bard, except as may be required by law.

The obligations under the voting and support agreement will terminate on the earliest to occur of (i) the mutual consent to the parties to the voting and support agreement, (ii) the effective time of the merger, (iii) the termination of the merger agreement in accordance with its terms, and (iv) any decrease in the merger consideration, change in the form of such consideration or any other change in the merger agreement that is material and adverse to any stockholder who is a party to the voting and support agreement.

MARKET PRICE FOR SHPI COMMON STOCK

Our common stock is traded in the over-the-counter market in what is commonly referred to as the “Electronic” or “OTC Bulletin Board” or the “OTCBB” under the trading symbol “SHPI.” The following table sets forth the high and low bid information of our common stock for the periods indicated. The price information contained in the table was obtained from Reuters. Note that the over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and that the quotations may not necessarily represent actual transactions in the common stock.

Quarter Ended	High	Low

2006
March 31	$0.60	$0.43
June 30	$0.52	$0.36
September 30	$0.71	$0.35
December 31	$0.72	$0.59

2007
March 31	$0.99	$0.68
June 30	$0.87	$0.73
September 30	$0.81	$0.66
December 31	$0.91	$0.69

2008
March 31	$0.97	$0.78

If the merger is completed there will be no further public market for shares of SHPI common stock, and each share of SHPI common stock will be cancelled and converted into the right to receive $1.00 in cash, without interest or dividends thereon.

On March 7, 2008, which was the last trading day prior to the announcement of the merger, the closing price of SHPI common stock was $0.92 per share. On [ ], 2008, which was the most recent practicable trading day prior to the printing of this proxy statement, the closing price of SHPI common stock was $[ ] per share.

There were [ ] security holders of record as of [ ], 2008. In addition, management estimates that there were approximately [ ] beneficial stockholders as of [ ], 2008. Since the closing of its public offering, SHPI has not declared or paid any dividends on its common stock. Until the effective time of the merger, the merger agreement prohibits SHPI or any of its subsidiaries from, unless C. R. Bard gives its prior written consent, declaring, setting aside or paying any dividends on (whether in cash, stock or other property), or making any other distributions in respect of, any of its capital stock, other than dividends paid to SHPI by direct or indirect wholly-owned subsidiaries of SHPI.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth information, as of March 31, 2008, concerning:

☐	Each person whom we know beneficially owns more than five percent of our common stock;

☐	Each of our directors and nominees for the Board;

☐	Each of our named executive officers; and

☐	All of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 68,373,633 shares of common stock outstanding at March 31, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information provided to SHPI, except where otherwise noted.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner	Percentage of Class	Position
Officers and Directors:
Jeffrey M. Soinski (2)	1,567,096	2.3	President, CEO and Director
Donald D. Solomon, Ph.D. (3)	664,953	1.0	Vice President, COO, and CTO
Paul S. Evans (4)	810,970	1.2	Vice President, Business Development, General Counsel, and Secretary
David A. Green (5)	296,037	*	Chief Financial Officer
Rebecca A. Whitney (6)	213,276	*	Vice President, Sales & Marketing
Guy J. Jordan, Ph.D. (7)	207,675	*	Chairman of the Board
David W. Jahns (8)	15,497,617	22.7	Director
Stuart A. Randle (9)	180,028	*	Director
Stephen I. Shapiro (10)	186,707	*	Director
Robert R. Walker (11)	268,910	*	Director
Vincent J. Papa (12)	170,226	*	Director
Ralph Balzano (13)	106,142	*	Director
Executive Officers and Directors as a Group (12 persons)	20,169,637	29.5

Other Five Percent Stockholder:
Galen Partners (14)	15,376,413	22.5

*Less than 1%.

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as SHPI, which is 585 West 500 South, Bountiful, Utah 84010.

(2)	Includes 52,886 shares of common stock purchased through our 401(k) plan and 357,699 shares of common stock that are currently unvested and non-transferable.

(3)	Includes 81,878 shares of common stock purchased through our 401(k) plan and 203,062 shares of common stock that are currently unvested and non-transferable.

(4)	Includes 138,620 shares of common stock purchased through our 401(k) plan and 177,172 shares of common stock that are currently unvested and non-transferable.

(5)	Includes 4,710 shares of common stock purchased through our 401(k) plan and 224,660 shares of common stock that are currently unvested and non-transferable.

(6)	Includes 13,276 shares of common stock purchased through our 401(k) plan and 200,000 shares of common stock that are currently unvested and non-transferable.

(7)	Includes 50,476 shares of common stock that are currently unvested and non-transferable.

(8)
Includes 70,728 shares of common stock directly owned by Mr. Jahns and 50,476 shares of common stock that are currently unvested and non-transferable. Also includes 14,047,363 shares of common stock held of record by Galen Partners III, L.P., 1,271,529 shares of common stock held of record by Galen Partners International III, L.P., and 57,521 shares of common stock held of record by Galen Employee Fund III, L.P. William R. Grant, Bruce F. Wesson, L. John Wilkerson, David W. Jahns, Srini Conjeevaram, and Zubeen Shroff are all natural persons and are the members of Claudius, L.L.C., a Delaware limited liability company, the general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Bruce F. Wesson is the President of Wesson Enterprises, Inc., a Delaware corporation, which is the general partner of Galen Employee Fund III, L.P. David Jahns is a member of Claudius, L.L.C., a Delaware limited liability company, and a general partner of Galen Partners III, L.P. and Galen Partners International III, L.P.

(9)	Includes 50,476 shares of common stock that are currently unvested and non-transferable.

(10)	Includes 50,476 shares of common stock that are currently unvested and non-transferable.

(11)
Includes 50,476 shares of common stock that are currently unvested and non-transferable and 218,434 shares of common stock that Mr. Walker is deemed to beneficially own and control through Robert R Walker and Patrice J Walker Family Trust.

(12)	Includes 50,476 shares of common stock that are currently unvested and non-transferable.

(13)	Includes 50,476 shares of common stock that are currently unvested and non-transferable.

(14)
Includes 14,047,363 shares of common stock held of record by Galen Partners III, L.P., 1,271,529 shares of common stock held of record by Galen Partners International III, L.P., and 57,521 shares of common stock held of record by Galen Employee Fund III, L.P. William R. Grant, Bruce F. Wesson, L. John Wilkerson, David W. Jahns, Srini Conjeevaram, and Zubeen Shroff are all natural persons and are the members of Claudius, L.L.C., a Delaware limited liability company, the general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Bruce F. Wesson is the President of Wesson Enterprises, Inc., a Delaware corporation, which is the general partner of Galen Employee Fund III, L.P. David Jahns is a member of Claudius, L.L.C., a Delaware limited liability company, and a general partner of Galen Partners III, L.P. and Galen Partners International III, L.P.

APPRAISAL RIGHTS

Under Delaware law, stockholders may dissent from the merger and have the fair value of shares paid in cash. To exercise this right, you must follow certain procedures in a timely manner. The steps you must take if you wish to exercise appraisal rights with respect to the merger are described below. The description is not complete. You should read Section 262 of the Delaware General Corporation Law attached hereto as Annex D. Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. Failure to take any one of the required steps may result in the termination of your appraisal rights under the DELAWARE GENERAL CORPORATION LAW. If you are a SHPI stockholder considering dissenting, you should consult your own legal advisor.

To exercise appraisal rights, you must comply with the provisions of Section 262 of the Delaware General Corporation Law, including each of the following three conditions:

•	You must hold the shares on the record date and continue to hold the shares through the completion of the merger.

•
Prior to the vote of the stockholders on the adoption of the merger agreement and the approval of the merger, you must deliver to SHPI written notice of your intent to demand payment for your shares if the proposed merger is approved. Such written notice is separate from and in addition to any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger does not constitute a demand for appraisal.

•
You must not vote any of your shares in favor of adoption of the merger agreement. A vote in favor of adoption of the merger agreement or the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

All demands for appraisal should be addressed to Specialized Health Products International, Inc., 585 West 500 South, Bountiful, Utah 84010, Phone: (801) 298-3360, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

The following is a more detailed description of the conditions you must satisfy to perfect appraisal rights in accordance with the Delaware General Corporation Law. We recommend that you refer to Section 262 of the Delaware General Corporation Law for a complete description of the conditions you must satisfy to perfect your appraisal rights under Delaware law.

Must hold the shares on the record date and continuously hold the shares through the effective date of the merger. To be entitled to appraisal rights, you must be the record holder or beneficial owner of the dissenting shares on the record date and you must hold the shares continuously through the effective date of the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of the beneficial owner seeking appraisal. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Notice of Intent to Demand Payment. If you intend to exercise your appraisal rights, you must perfect such rights prior to the vote of the SHPI stockholders at the special meeting by delivering to SHPI a written notice of your intent to demand payment for your shares if the proposed merger is approved. A vote, by proxy or in person, against adoption of the merger agreement will not constitute such a demand.

No Vote in Favor of Adoption of the Merger Agreement. You must not vote your shares in favor of the adoption and approval of the merger agreement at the special meeting. This requirement will be satisfied:

•	if a properly executed proxy is submitted with instructions to vote “AGAINST” the merger or to abstain from this vote;

•	if no proxy is returned and no vote is cast at the special meeting in favor of adoption of the merger agreement; or

•	if you revoke a proxy and later abstain from or vote “AGAINST” the merger.

A vote “FOR” the merger is a waiver of appraisal rights. A proxy that is returned signed but on which no voting preference is indicated will be “FOR” the merger and will constitute a waiver of appraisal rights. Failure to vote does not constitute a waiver of appraisal rights.

Demand for Payment. If the merger is approved, SHPI will deliver a dissenters’ notice to each stockholder who provided SHPI with written notice of their intent to demand payment for their shares. The dissenters’ notice will be delivered to dissenting stockholders within ten days after the effective date of the merger. The dissenters’ notice will state that the merger has become effective and the date upon which the merger became effective.

Within 120 days after the effective date of the merger, either SHPI or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. SHPI has no obligation to file such a petition in the event there are dissenting stockholders and has no present intention to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of SHPI common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of SHPI. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of SHPI common stock not voted in favor of adoption of the merger agreement, and the aggregate number with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by SHPI or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to SHPI, SHPI will then be obligated within 20 days after receiving service of a copy of the petition to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of SHPI common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid.

When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding may be imposed upon SHPI and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her SHPI common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of SHPI and must, to be effective, be made within 120 days after the effective date. Once a petition for appraisal is filed the appraisal proceeding may not be dismissed as to any holder absent approval by the Chancery Court, which approval may be conditioned upon the terms the Chancery Court deems just.

In view of the complexity of Section 262, SHPI stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2008 annual meeting of our stockholders (the “2008 Annual Meeting”) only if the merger is not completed. Any stockholder who intends to present a proposal at the 2008 Annual Meeting must send the proposal to the Secretary of SHPI by the following times:

•
Proposals submitted pursuant to Rule 14a−8 under the Securities Exchange Act of 1934, as amended, for inclusion in our proxy materials for the 2008 Annual Meeting were due on or before December 12, 2007. However, if we change the date of the 2008 Annual Meeting by more than 30 days from the anniversary date of last year’s annual meeting, then the stockholders will have a reasonable time before we begin to print and send our proxy materials for the 2008 Annual Meeting to submit proposals.

•
Proposals submitted pursuant to our bylaws, which we are not required to include in our proxy materials, were due on or after January 31, 2008 and on or before March 1, 2008. However, if we change the date of the 2008 Annual Meeting by more than 30 days from the anniversary date of last year’s annual meeting, then the notice is required to be delivered not earlier than January 31, 2008 and not later than March 1, 2008 or the tenth day following the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS

You should rely only on the information contained in this proxy statement or incorporated herein by reference to vote your shares at the special meeting. SHPI has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [ ], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

The SHPI Board of Directors does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

SHPI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information SHPI files at the SEC’s public reference room in Washington D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SHPI’s public filings are also available to the public from document retrieval services, and their public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov. SHPI’s public filings are also available under the “Investor Relations” tab on SHPI’s website at www.shpi.com.

The SEC allows SHPI to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that SHPI files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that SHPI later files with the SEC may update and supersede the information in this proxy statement. SHPI incorporates by reference in this proxy statement each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. SHPI also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	SHPI’s Annual Report on Form 10-KSB for the year ended December 31, 2007; and

•
SHPI’s Current Reports on Form 8-K filed with the SEC on March 10, 2008 (this Current Report on Form 8-K is deemed incorporated by reference only in relation to Item 1.01, and the exhibit in Item 9.01 that relates to Item 1.01, which were deemed to be filed and not in relation to Item 2.02 and Item 7.01 and the exhibit in Item 9.01 that relates to Item 2.02 and Item 7.01, which were deemed to be furnished).

SHPI will provide, without charge, within one business day of the receipt of a written or oral request by any person to whom this proxy statement is delivered, a copy of any and all information incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates). Such a request may be written or telephonic and should be directed to 585 West 500 South, Bountiful, Utah 84010, Attn: Paul S. Evans, Corporate Secretary, telephone (801) 298-3360. SHPI will deliver the requested information by first class mail or other equally prompt means.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of SHPI since the date of this proxy statement or that the information herein is correct as of any later date.

This proxy statement contains a description of representations and warranties set forth in the merger agreement, which is attached to this proxy statement as Annex A, and in other contracts and documents that are incorporated by reference into this proxy statement. These representations and warranties were made as of specific dates, are subject to important limitations and qualifications, and were made for the purposes of allocating contractual risk between the parties rather than to establish matters as facts. These materials, which constitute public disclosure under the federal securities laws, are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

ANNEX A
AGREEMENT AND PLAN OF MERGER

dated as of March 10, 2008

by and among

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.,

PELICAN ACQUISITION SUB CO.,

and

C. R. BARD, INC.

A-i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT		31
4.01	Organization and Qualification.	31
4.02	Charter Documents and Bylaws	31
4.03	Authority Relative to this Agreement	31
4.04	No Violation; Required Filings and Consents	32
4.05	Financial Capability	32
4.06	Brokers	32
4.07	Ownership of Common Stock	33

ARTICLE 5 COVENANTS		33
5.01	Interim Operations	33
5.02	Stockholders Meeting; Preparation of Proxy Statement	36
5.03	Filings and Consents	37
5.04	Access to Information	37
5.05	Public Announcements	38
5.06	Indemnification; Directors’ and Officers’ Insurance	38
5.07	Further Assurances; Commercially Reasonable Efforts	40
5.08	Third Party Standstill Agreements	40
5.09	No Solicitation	40
5.10	Termination of Registration	42
5.11	Employment Matters	43
5.12	Tax Matters	44
5.13	Merger Sub	44
5.14	Stockholder Litigation	44
5.15	Section 16 Matters	44

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		45
6.01	Conditions to the Obligations of Each Party	45
6.02	Conditions to Obligations of Merger Sub and Parent	45
6.03	Conditions to Obligation of the Company	46

ARTICLE 7 TERMINATION		47
7.01	Termination by Mutual Consent	47
7.02	Termination by Parent or the Company	47
7.03	Termination by Parent	48
7.04	Termination by the Company	48
7.05	Effect of Termination	48

ARTICLE 8 MISCELLANEOUS		49
8.01	Payment of Fees and Expenses.	49
8.02	No Survival	50
8.03	Modification or Amendment	50
8.04	Entire Agreement; Assignment	50
8.05	Severability	50
8.06	Notices	51
8.07	Governing Law	51

A-ii

8.08	Interpretation	51
8.09	Counterparts	52
8.10	Certain Definitions	52
8.11	Specific Performance	53
8.12	Extension; Waiver	53
8.13	Third-Party Beneficiaries	53
8.14	Submission to Jurisdiction	53

EXHIBIT A – VOTING AND SUPPORT AGREEMENT

EXHIBIT B – FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT C – FORM OF BYLAWS

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 10, 2008, is entered into by and among Specialized Health Products International, Inc., a Delaware corporation (the “Company”), Pelican Acquisition Sub Co., a Delaware corporation (“Merger Sub”), and C. R. Bard, Inc., a New Jersey corporation (“Parent”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has unanimously (i) declared the advisability of this Agreement and approved this Agreement and the transactions contemplated by this Agreement (the “Transactions”), (ii) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.20) as set forth in Section 3.20 herein;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared the advisability of this Agreement and (ii) approved this Agreement and the Transactions;

WHEREAS, Parent has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of the common stock, par value $0.02 per share (the “Common Stock”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), including the Common Stock issued as restricted stock awards under the 2004 Stock Incentive Plan (the “Restricted Stock Awards”, collectively with the Common Stock, the “Common Shares”), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a));

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a voting and support agreement with Parent and Merger Sub substantially in the form of Exhibit A attached hereto (the “Support Agreement”); and

WHEREAS, the Company, Merger Sub, and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the relevant provisions of the DGCL, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.

1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Merger Sub.

1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form attached hereto as Exhibit B, until thereafter duly amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

(b) The bylaws of the Surviving Corporation shall be amended at the Effective Time to read in the form attached hereto as Exhibit C, until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s certificate of incorporation and bylaws.

1.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place on a Business Day (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m., on the date which is most promptly practicable following the date of the satisfaction (or waiver if permissible) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the fifth (5th) Business Day following such date or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.01 Effect on Shares of Capital Stock.

(a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company, Parent or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive $1.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate (a “Certificate”) representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.01(a), in each case, in accordance with and pursuant to the terms of the Stock Plans (as defined in Section 2.02(a)) and related award agreements under which the Restricted Stock Awards were granted.

(b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company, Parent or Merger Sub, each Common Share that is owned by the Company as treasury stock or otherwise or owned by Merger Sub or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company, Parent or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If a Dissenting Stockholder fails to perfect appraisal rights in accordance with the DGCL, or if such holder withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to participate in and, after the Effective Time, to direct, all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as required under the DGCL, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.02 Options.

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date of this Agreement to any current or former employee or director of the Company or any subsidiary of the Company or any other Person, under the Company’s 1998 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan and 2004 Stock Incentive Plan, each as amended prior to the date hereof (collectively, the “Stock Plans”).

(b) The Company shall take all actions necessary so that at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans and related award agreements under which such Options were granted. In consideration of such cancellation, each holder of a vested Option, which outstanding vested Options as of the date of this Agreement are listed on Section 3.03(a) of the Company Disclosure Schedule, that has a per-share exercise price less than the Merger Consideration (collectively, the “Cash-Pay Options”), if any, will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 Business Days after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any Person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act. Any Option with a per-share exercise price that equals or exceeds the amount of the Merger Consideration, and any unvested Option (irrespective of the per-share exercise price), shall be cancelled and no payment shall be made in respect thereof.

(c) Promptly following the Effective Time, but in any event within three (3) days following the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, with the Surviving Corporation, cash in an aggregate amount equal to the aggregate Cash-Pay Option Consideration payable to all holders of vested Options pursuant to Section 2.01(b) (the “Option Fund” and, together with the Payment Fund (as defined below), the “Closing Funds”). The Option Fund shall not be used for any other purpose except as provided in this Agreement.

(d) Following the Effective Time and as a prerequisite to receiving their Cash-Pay Option Consideration, each holder of a Cash-Pay Option shall be required to execute a written acknowledgment to the effect that (i) the payment of the Cash-Pay Option Consideration will satisfy in full the Company’s obligation to such Person pursuant to such Option and (ii) subject to the payment of the Cash-Pay Option Consideration, such Option held by such holder shall, without any action on the part of the Company, the Surviving Corporation or the holder, be deemed terminated, canceled, void and of no further force and effect and neither the Company, the Surviving Corporation, nor the holder shall have any further rights or obligations with respect thereto.

(e) Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.02.

2.03 Payment for Common Shares in the Merger.

(a) Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration. Promptly following the Effective Time, but in any event within three (3) days following the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the product of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (ii) the Merger Consideration (the “Payment Fund”). The Agent shall, pursuant to instructions provided by Parent, make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of a Certificate (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and (ii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender of a Certificate for cancellation to the Agent, together with such letter of transmittal validly executed and duly completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 Business Days after such surrender, in exchange therefor, in the case of Common Shares (other than Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amount shall be paid by Agent by check in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a Person other than the registered holder of the Certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, only the right to receive cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) that remains unclaimed by the former stockholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation and any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look, subject to Section 2.03(f), to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund, on behalf of the Surviving Corporation, in securities listed or guaranteed by the United States government or as otherwise directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon. Nothing contained in this Agreement and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of any holder of Common Shares to receive the Merger Consideration as provided in this Agreement.

(f) None of Parent, Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of the Common Shares formerly represented by such Certificate as contemplated by this Article II.

(h) Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to such former holder of Common Shares or Options, provided that the withheld amounts are actually remitted to the appropriate taxing authority.

2.04 Executive Incentive Bonus Program. Following the Effective Time, Parent shall cause the Surviving Corporation to make all bonus payments in accordance with the terms of the Executive Incentive Bonus Program attached hereto as Section 2.04 of the Company Disclosure Schedule (the “Bonus Program”) to the executive officers identified therein (such eligible executive officers, the “Eligible Bonus Program Officers”). The amount of such payments shall be designated in writing by the Company Board and delivered to Parent prior to the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (the “Company Disclosure Schedule”) delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to each of Parent and Merger Sub as of the date of this Agreement as follows:

3.01 Organization and Qualification. Each of the Company and its subsidiaries is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the Laws of its state or jurisdiction of incorporation or formation, as the case may be, and has all requisite power and authority to carry on its business as now being conducted and as currently proposed by the Company to be conducted. Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any fact, circumstance, effect, event, change or occurrence that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than resulting from any Excluded Matter. As used in this Agreement, “Excluded Matter” means any one or more of the following: (a) any fact, circumstance, effect, event, change or occurrence relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement; (b) any fact, circumstance, effect, event, change or occurrence generally affecting the industries in which the Company and its subsidiaries operate, including any increase in the prices of raw materials; (c) any fact, circumstance, effect, event, change or occurrence resulting from any hurricane, earthquake or other natural disasters; (d) any change, in and of itself (as opposed to the facts underlying such change that may be considered in determining whether there has been a Company Material Adverse Effect), in the share price or trading volume of the Common Shares; (e) any fact, circumstance, effect, event, change or occurrence resulting from a change after the date of this Agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to United States generally accepted accounting principles (“GAAP”); (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company’s revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period; (g) any fact, circumstance, effect, event, change or occurrence attributable to the execution, performance or announcement of this Agreement (including the impact on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, and the loss or departure of officers or other employees of the Company or its subsidiaries); or (h) any action taken by the Company at the request or with the consent of Parent, that, if taken without the request or the consent of Parent, would have been prohibited by the terms of this Agreement; but only in the case of the foregoing clauses (a), (b), (c) or (e), to the extent such change or effect does not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to the other industry participants.

3.02 Charter Documents and Bylaws. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or similar organizational documents) of each subsidiary of the Company in full force and effect as of the date of this Agreement. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or similar organizational documents).

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 Common Shares and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 68,373,633 Common Shares were issued and outstanding, of which 5,621,297 were issued as Restricted Stock Awards, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 7,878,703 Common Shares were reserved for future issuance pursuant to the Stock Plans (apart from the Common Shares previously issued under the 2004 Stock Incentive Plan as Restricted Stock Awards), of which 28,000 Common Shares are subject to outstanding Options (and of which none will constitute Cash-Pay Options), and (iv) the Company has outstanding Warrants to purchase a total of 1,815,265 Common Shares (the “Warrants”). All of the Restricted Stock Awards shall vest in full at the Effective Time and shall be converted into the right to receive the Merger Consideration. Except as set forth in this Section 3.03, there are no options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character (including pursuant to any employee stock purchase plan) relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option or a Warrant, the vesting schedule of each Option or Warrant, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option or Warrant. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of any lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”). All Common Shares reserved for issuance as noted in clause (iii) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and other Liens and will be issued in compliance with all applicable securities Laws. There are no options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments of any character (including pursuant to any employee stock purchase plan), relating to the issued or unissued capital stock of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, transfer or sell any shares of its capital stock of, or other equity interests in, any subsidiary of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no stockholders agreements, voting trusts or other agreements or understandings entered into with the Company, or to the Company’s Knowledge, with any other Person relating to voting or disposition of any shares of capital stock of the Company or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon (the “Stockholder Approval”), to consummate the Transactions pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than Stockholder Approval and the filing or recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

3.05 Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company and the jurisdiction in which each such subsidiary is incorporated or organized. Section 3.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the Company’s direct or indirect equity interest therein.  Except for equity interest in its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

3.06 No Violation; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws or similar organization documents of any subsidiary of the Company; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any material foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected; (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (each, a “Contract” and, collectively, “Contracts”), applicable to the Company or any such subsidiary or their respective properties or assets; or (iv) result in the creation or imposition of a Lien on any asset of the Company or any subsidiary of the Company, except in the case of clauses (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign or multi-national government or governmental, regulatory or administrative authority, agency, commission, board, bureau, quasi-governmental organization, body (including notified bodies), court or instrumentality or arbitrator of any kind (“Governmental Authority”), or any other Person except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition Laws and regulations and filing of the Certificate of Merger as required by the DGCL, (ii) for any applicable notification requirement with respect to the various transactions contemplated under Section 2.02 and Section 2.03 with respect to the Stock Plans, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

3.07 SEC Reports and Financial Statements.

(a) Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, since January 1, 2005, the Company has filed and furnished all forms, reports, statements, schedules, exhibits and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder. The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports, and (ii) did not contain as of the time they were filed or furnished any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed SEC Report. The draft Form 10-KSB for the year ended December 31, 2007 set forth in Section 3.07(a) of the Company Disclosure Schedule (the “Draft 2007 10-KSB”) (i) has been prepared in all material respects in accordance with the requirements of the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to annual reports on Form 10-KSB, and (ii) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) of the Company included in the SEC Reports and the Draft 2007 10-KSB has been prepared in all material respects in accordance with the published rules and regulations of the SEC as at the date of the filing of such reports or the date hereof in the case of the Draft 2007 10-KSB, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring year-end adjustments described therein, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect or is otherwise material). Except as set forth on Section 3.07(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any Indebtedness.

(c) Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise, whether known or unknown), except liabilities or obligations (i) set forth on the face of the December 31, 2007 unaudited balance sheet (the “Balance Sheet Date”) included in the Draft 2007 10-KSB, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that have not had and would not be, individually or in the aggregate, material, or (iii) incurred in connection with the Transactions as required by the terms of this Agreement.

(d) Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees as described in Section 3.07(d) of the Company Disclosure Schedule) and no such Person is indebted to the Company or any of its subsidiaries, and, except as set forth in the SEC Reports filed prior to the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, there have been no other transactions of the type required to be disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC.

(e)  The Company has established and maintains internal control over financial reporting and disclosure controls and procedures; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in the SEC Reports that it files or submits with the SEC is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the SEC Reports that it files or submits with the SEC is recorded, processed, summarized and reported. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.08 Compliance with Applicable Laws. Except as set forth in Section 3.08 of the Company Disclosure Schedule and except in each case for possible violations that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with and are not in default or violation of any Law, executive order or other order, whether temporary, preliminary or permanent (collectively, “Order”) on any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Authority.

3.09 Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any fact, circumstance, effect, event, change or occurrence that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

3.10 Change of Control. Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any Employee (as defined in Section 3.13(a)) or which may become vested or earned or the payment or funding of which may be accelerated, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in conjunction with a subsequent event).

3.11 Litigation. Section 3.11 of the Company Disclosure Schedule sets forth as of the date of this Agreement, each claim, action, suit, demand, proceeding, litigation or investigation (collectively, a “Claim”) or inquiry pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its subsidiaries, at law or in equity. There is no Claim or inquiry pending or, to the Company’s Knowledge, threatened against the Company or any of its subsidiaries, at law or in equity, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.08 of the Company Disclosure Schedule, there is no Order imposed or, to the Company’s Knowledge, threatened to be imposed, upon the Company or any of its subsidiaries, by or before any Governmental Authority. Since January 1, 2003, neither the Company nor any of its subsidiaries has been a defendant in any Claim or inquiry involving product liability or warranty claims in each case with respect to the Company’s or its subsidiaries’ products, and since such date, to the Company’s Knowledge no such Claim or inquiry has been threatened.

3.12 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (collectively with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their representatives specifically for use therein.

3.13 Benefit Plans.

(a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, there exist no employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, independent contractor, officer or director of the Company or any of its subsidiaries (collectively, the “Employees”) (or any dependent, beneficiary or relative of any of the foregoing) with respect to which the annual salary, annual base pay or other annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation or severance pay could exceed $50,000 or 50% of annual salary, annual base pay or other annual cash, noncontingent compensation.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, welfare benefits, incentive compensation, vacation pay, sick pay or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any of the Employees or with respect to which the Company has any liability (the foregoing clauses (i), (ii) and (iii) along with the arrangements described in Section 3.13(a), collectively, the “Benefit Plans”). The Company has delivered to Parent correct and complete copies of each Benefit Plan (or a description thereof to the extent no writing exists) and, to the extent applicable, (i) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (and all attachments thereto), (ii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iii) each trust agreement and group annuity Contract relating to any Benefit Plan.

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans may either rely on opinion letters issued for the form of plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the Laws commonly referred to as “GUST”), and no such determination letter has been revoked. There is no reasonable basis for the revocation of any such determination letter.

(d) None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA), (iii) a Multiemployer Pension Plan or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Each Benefit Plan and all related trusts, insurance Contracts and funds has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There are no unpaid contributions, premiums or other payments due with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance Contract or any applicable Law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any Knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e) None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries or any Employee to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section 502(i) or Section 502(l) of ERISA. With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit, investigation, inquiry or claim pending or threatened, other than routine claims for benefits.

(f) Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other welfare benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”). Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, each Benefit Plan that provides health or welfare benefits is fully insured. Incurred but not reported claims under each such Benefit Plan that is not fully insured have been properly accrued.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no Benefit Plan is subject to Section 409A of the Code (each such plan required to be listed in Section 3.13(g) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan materially complies in good faith with Section 409A of the Code and the regulations issued thereunder as of the time of this Agreement. Neither the Company nor any of its subsidiaries has (i) granted to any Person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to a Tax imposed by Section 409A of the Code, or (ii) materially modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to a Tax imposed by Section 409A of the Code.

(h)  Neither the Company nor any subsidiary has any liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

3.14 Taxes.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed or caused to be filed all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in substantial compliance with all applicable Laws and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has timely paid (or the Company has timely paid on behalf of its subsidiaries) all material Taxes (as defined in Section 3.14(g)) required to be paid and has made adequate provision in the Company’s financial statements in accordance with GAAP for payment of all material Taxes that are not yet due and payable; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company’s or such subsidiary’s business.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to material Taxes has been received by the Company or any of its subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, and no other deficiency for any material amount of Tax has been assessed in writing, or to the Company’s Knowledge has been threatened, by any taxing authority against the Company or any of its subsidiaries that is still outstanding, except in each case for deficiencies currently being contested in good faith by appropriate proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iii) there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith by appropriate proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iv) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (v) no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement or plan by or with the Company or any of its subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign Law) or result in the imposition of any Tax on the Company or any of its subsidiaries.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any Persons other than the Company and its subsidiaries that will be in effect following the consummation of the Merger, or (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) installment sale made prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(f) None of the Company or any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) As used in this Agreement, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any Governmental Authority, and including any liability in respect of any items described above as a transferee or successor, pursuant to Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract, arrangement, agreement, understanding or commitment (whether oral or written); and (ii) “Tax Return” means any report, return, estimate, claim for refund or other information or document supplied, filed or required to be supplied to or filed with a federal, state, local or foreign taxing authority in connection with Taxes (including any amendments thereof or attachments thereto).

(h) None of the Company or any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). All material amounts of Tax required to be withheld by the Company and each of its subsidiaries have been timely withheld and paid over to the appropriate taxing authority. Neither the Company nor any of its subsidiaries has engaged in any “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b). The Company’s acquisition of The Med-Design Corporation qualified as a reorganization under Section 368(a) of the Code.

3.15 Intellectual Property.

(a)  Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights owned by the Company or its subsidiaries, including Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company or its subsidiaries and (iii) all trade names and corporate names used by the Company or its subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) technology used in the operations of the Company or any of its subsidiaries (“IT Software”) for which the Company or its subsidiaries paid more than $10,000 in the aggregate in license fees or pays more than $5,000 in annual support fees; (ii) all other licenses or similar agreements or arrangements, in effect as of the date of this Agreement, in which the Company or any of its subsidiaries is a licensee of Proprietary Rights and a correct and complete list of all patents and pending patent applications subject to such licenses; (iii) other than customer Contracts entered into in the ordinary course of business, all licenses or similar Contracts or arrangements in which the Company or any of its subsidiaries is a licensor of Proprietary Rights, including reseller agreements; and (iv) all other agreements or similar arrangements, in effect as of the date of this Agreement, relating to the use of Proprietary Rights by the Company or any of its subsidiaries.

(c) The Company and its subsidiaries own and possess all right, title and interest in and to the Proprietary Rights set forth in Section 3.15(a) of the Company Disclosure Schedule, have a valid and enforceable right to use pursuant to the agreements set forth in Section 3.15(b) of the Company Disclosure Schedule, and otherwise own and possess all right, title and interest in and to all other Proprietary Rights necessary for the operation of the Company’s and each of its subsidiaries’ businesses as currently conducted or as currently proposed to be conducted, free and clear of all Liens (collectively, the “Company Proprietary Rights”).

(d) Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has infringed, misappropriated, diluted or otherwise conflicted with, and the operation of the Company’s and each of its subsidiaries’ businesses as currently conducted do not infringe, misappropriate, dilute or otherwise conflict with, any Proprietary Rights of any third party; (ii) to the Company’s Knowledge, there are no facts which indicate a likelihood of any of the foregoing; and (iii) neither the Company nor any of its subsidiaries has received any notices regarding any of the foregoing (including any demands or offers to license any Proprietary Rights from any third party or any requests for indemnification from customers).

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Schedule: (i) no loss or expiration of any of the Company Proprietary Rights is threatened, pending or reasonably foreseeable, except for pending patent applications that may not result in issuance or patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company); (ii) all of the Company Proprietary Rights are valid and enforceable and none of the Company Proprietary Rights has been misused; (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or is to the Company’s Knowledge threatened, and there are no grounds for the same; (iv) the Company and its subsidiaries have taken all commercially reasonable action to maintain and protect all of the material Company Proprietary Rights and will continue to maintain and protect all of the Company Proprietary Rights prior to the Closing so as not to adversely affect the validity or enforceability thereof; (v) neither the Company nor its subsidiaries has disclosed or allowed to be disclosed any of its trade secrets or confidential information to any third party except for routine disclosures made in the ordinary course of business in connection with product testing for potential customers or market research or in connection with the Company’s existing or potential strategic commercial relationships, in each case pursuant to customary nondisclosure agreements; (vi) the Company and its subsidiaries have a practice requiring all Persons who create, invent or contribute to Company Proprietary Rights to execute an assignment agreement and, to the Company’s Knowledge, no material violation of such practice has occurred; and (vii) to the Company’s Knowledge, no third party has infringed, misappropriated, diluted or otherwise conflicted with any of the Company Proprietary Rights and neither the Company nor any of its subsidiaries is aware of any facts that indicate a likelihood of any of the foregoing.

(f) The IT Software, including any embedded or integrated third party software, does not contain any open source or freeware and the sale or licensing of the IT Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) the Company or any of its subsidiaries to disclose source code to any of the IT Software and any other software for which a reasonably prudent Person would hold in confidence. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its subsidiaries in the conduct of its business is sufficient in all material respects for the current needs of such business.

(g) The Company and its subsidiaries have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by Law, in accordance with the privacy policies of the Company and its subsidiaries and in accordance with applicable Law, including by entering into Contracts, where applicable, governing the flow of such information across national borders. The Transactions contemplated by this Agreement shall have no adverse effect on the Company’s or any of its subsidiaries right, title and interest in and to any of the Company Proprietary Rights.

(h) As used in this Agreement, the term “Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, including all reissues, division, renewals, reexaminations, extension, divisionals, continuations, and continuations in part thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques (including laboratory notebooks), research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including data, source code and object code, databases and related documentation, firmware, development tools, files, records and all media on which the foregoing is recorded); and (vi) all other intellectual property.

3.16 Licenses and Permits. The Company and its subsidiaries are in possession of and have obtained all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, exemptions, 510(k) clearances, approvals, declarations, registrations, filings and Orders of or required by any Governmental Authority (“Permits”) necessary for the Company and its subsidiaries to manufacture, market, sell, or distribute each of its products, to own, lease and operate its properties and carry on its business as it is now being conducted (collectively, the “Company Permits”). No violation, suspension, withdrawal, revocation or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. All of the Company Permits are in full force and effect, except where not being in full force and effect of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.17 Material Contracts.  Section 3.17(a) of the Company Disclosure Schedule lists (i) all material Contracts, including all amendments thereto (within the meaning of Item 601(10) of Regulation S-K) of the Company and its subsidiaries that have not been filed as exhibits to the SEC Reports and (ii) each of the following Contracts to which the Company or any of its subsidiaries is a party:

(i) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future subsidiaries or affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future subsidiaries or affiliates may sell products or deliver services;

(ii) Contract relating to the research and development and clinical trials conducted or to be conducted for or on behalf of the Company and its subsidiaries;

(iii) customer Contract providing for or otherwise involving the payment of credits, rebates, discounts or other similar allowances;

(iv) partnership or joint venture agreement;

(v) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2005;

(vi) Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its subsidiaries or any affiliate of the Company;

(vii) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness by the Company or any of its subsidiaries or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its subsidiaries;

(viii) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(ix) voting agreement, registration rights agreement or stockholders agreement;

(x) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its subsidiaries;

(xi) customer, client or supply Contract that is reasonably likely to involve consideration in fiscal year 2007 or fiscal year 2008 in excess of $50,000;

(xii) Contract (other than customer, client or supply Contracts) that involves consideration (whether or not measured in cash) of greater than $250,000;

(xiii) collective bargaining Contract;

(xiv) “standstill” or similar Contract;

(xv) consulting Contract;

(xvi) license or royalty Contract;

(xvii) guarantees, suretyships, performance bonds to suppliers, Governmental Authorities, banks or others;

(xviii) Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xix) to the extent material to the business or financial condition of the Company and its subsidiaries, taken as a whole, (1) lease or rental Contract, (2) product design or development Contract, (3) indemnification or contribution Contract, (4) merchandising, sales representative or distribution Contract or (5) Contract granting a right of first refusal or first negotiation; and

(xx) commitment or agreement to enter into any of the foregoing.

The Contracts listed in Section 3.17(a) of the Company Disclosure Schedule together with the contracts filed as exhibits to the SEC Reports are referred to collectively as the “Material Contracts”. All Material Contracts, as amended pursuant to amendments filed as exhibits to the SEC Reports or listed in Section 3.17(a) of the Company Disclosure Schedule, have either expired or remain in full force and effect, in each case, in accordance with their respective terms as stated in such documents. The Company and its subsidiaries have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company or its subsidiaries under any Material Contract, and the Company is not aware of the existence of a material breach of a Material Contract by any other party thereto. The Company is not engaged, and has not agreed to engage, in any discussion related to the material amendment of any Material Contract.

(b)  Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor to the Company’s Knowledge, is any other party, in breach of or in default under any Material Contract in any material respect and (ii) to the Company’s Knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a breach of or default under, any Material Contract in any material respect. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s Knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.

(c) Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, all Material Contracts, including all amendments thereto (within the meaning of Item 601(10) of Regulation S-K) of the Company and its subsidiaries that have been filed as exhibits to the SEC Reports contain a correct and complete copy of each exhibit and schedule attached thereto.

3.18 Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and except to the extent it has not had, and could not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and its subsidiaries have complied and are in compliance with all Environmental Laws in all material respects, including all environmental permits required for the occupation of the Company’s or its subsidiaries’ properties or facilities.

(b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any material violation of, or material liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) None of the Company or any of its subsidiaries or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or operated its business or any property or facility in a manner, that has resulted in any identified investigative, corrective or remedial obligations pursuant to CERCLA or to any other Environmental Laws.

“Environmental Laws” shall mean all federal, state, local and foreign (including United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of Law, all judicial and administrative Orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

3.19 State Takeover Statutes. The Company Board has taken all actions so that no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover Laws in the United States (including any such under the DGCL and Section 203 of the DGCL) applicable to the Company shall be applicable to the Merger or the other Transactions.

3.20 Opinion of Financial Advisor. The Company Board has received the written opinion (the “Fairness Opinion”) of CIT Capital Securities LLC (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders from a financial point of view. A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

3.21 Brokers. Except for the engagement of the Financial Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with Transactions. Prior to the execution hereof, the Company has furnished to Parent a complete and correct copy of all Contracts between the Company and the Financial Advisor pursuant to which the Financial Advisor would be entitled to any fees or expenses and all indemnification and other Contracts related to the Transactions.

3.22 Related Party Transactions. Except as set forth in the SEC Reports filed prior to the date of this Agreement and the Support Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.23 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2007 or acquired thereafter, free and clear of any Liens, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not or could not reasonably be expected to, individually or in the aggregate, materially interfere with or impair the operation of the business of the Company or any of its subsidiaries, except (i) as set forth in Section 3.23 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable or which are otherwise being diligently contested in good faith by appropriate proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP, and (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries. There are no obligations or liabilities of the Company or any of its subsidiaries relating to the UCC-1 financing statements set forth in Section 3.23 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries owns any real property. The real property listed in Section 3.23 of the Company Disclosure Schedule constitutes all of the real property used or occupied by the Company or any of its subsidiaries as of the date of this Agreement. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, to the Company’s Knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to, individually or in the aggregate, materially interfere with or impair the operation of the business of the Company or any of its subsidiaries.

3.24 Labor Matters. Except as set forth in Section 3.24 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the Company’s Knowledge, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the Company’s Knowledge, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar Contract with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any Knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, including all such Laws, regulations and orders relating to the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax; and the Company and its subsidiaries are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company and its subsidiaries within the six (6) months prior to Closing, (g) there is no pending, or to the Company’s Knowledge, threatened unfair labor practice charge or complaint against the Company or any of its subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (h) there is no grievance arising out of any collective bargaining agreement, (i) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (j) neither the Company nor any of its subsidiaries has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (k) there are no material Claims pending or to the Company’s Knowledge threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Company’s Knowledge, as of the date of this Agreement, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.25 Regulatory Matters. In addition to the representations and warranties in Section 3.08 and not in limitation thereof, the Company represents and warrants that:

(a) the Company and each subsidiary has complied with all Laws administered or issued by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority having regulatory authority over the Company’s products or operations, including the following: (i) the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder; (ii) any applicable FDA investigational device exemption, premarket approval or 510(k) premarket notification; (iii) European Union Directive 93/42/EEC, as amended, and any other applicable European Union legislation or national legislation of the European Union Member States; (iv) any applicable Canadian legislation or Laws; and (v) any relevant guidance or other instructions issued by a Governmental Authority.

(b) except as identified in Section 3.25(b) of the Company Disclosure Schedule, neither FDA nor any other Governmental Authority has issued in the last five years any notice, warning letter, regulatory letter, untitled letter, FDA Form 483, or other communication or correspondence to the Company or any subsidiary, alleging that the Company or any subsidiary is or was in violation of any Law, clearance, approval, permission, authorization, consent, or exemption applicable to the research, development, testing, manufacturing, packaging, labeling, marketing, distribution, and/or sales activities conducted by the Company or any subsidiary, or alleging that the Company or any subsidiary was or is the subject of any pending, threatened or anticipated investigation, proceeding, review, or inquiry;

(c) except as identified in Section 3.25(c) of the Company Disclosure Schedule, none of the products developed, tested, manufactured, packaged, labeled, marketed, or distributed by the Company or any of its subsidiaries have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and neither the Company nor any subsidiary has received notice, either completed or pending, of any proceeding seeking a recall, removal, or corrective action of any products;

(d) neither the Company, any subsidiary, nor, to the Company’s Knowledge any employee of the Company or any subsidiary have made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority with respect to any product tested, manufactured, distributed, or sold by the Company or any subsidiary, or failed to disclose a material fact required to be disclosed to any Governmental Authority, or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable Governmental Authority for data or healthcare program fraud; and

(e) neither the Company, any subsidiary, nor any employee or agent of the Company or any subsidiary have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), or have been excluded or threatened by any Governmental Authority with exclusion under Law, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened by any Governmental Authority with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003.

3.26 Insurance. Section 3.26 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company and each of its subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies (i) have been issued by insurers which, to the Company’s Knowledge, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries have taken any action or failed to take any action which, with the lapse of time or giving of notice or both, would constitute such a breach or default, or permit termination or modification, of any of such policies. The Company and its subsidiaries have reported to their insurers all events that may give rise to a Claim under all insurance policies. Neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date of this Agreement, neither the Company nor any of its subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries. No notice of cancellation or termination has been received by the Company with respect to any of such policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such policy.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Each of Merger Sub and Parent represents and warrants to the Company as of the date of this Agreement as follows:

4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means any fact, effect, event, change or occurrence that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02 Charter Documents and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Parent in full force and effect as of the date of this Agreement. Parent is not in violation of any of the provisions of its amended and restated certificate of incorporation or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the amended and restated certificate of incorporation and the bylaws of Merger Sub in full force and effect as of the date of this Agreement. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the legal, valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

4.04 No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s amended and restated certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws or similar organizational documents of any subsidiary of Parent (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any material Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) except as set forth in Section 4.04(a) of the Parent Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition Laws and regulations and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.05 Financial Capability. Parent has, and will have at the Effective Time, sufficient cash resources available to consummate the Merger on the terms and conditions contained in this Agreement.

4.06 Brokers. The Company will not be responsible for any broker, finder, financial adviser or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.07 Ownership of Common Stock. Neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) on the date hereof any shares of Common Stock.

ARTICLE 5

COVENANTS

5.01 Interim Operations. Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, as required by applicable Law, for Expenses incurred by the Company or as otherwise agreed to in writing by Parent, the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a) the business and operations of the Company and its subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with their material customers, suppliers, licensors, licensees and distributors;

(b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options or Warrants outstanding as of the date of this Agreement, (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries) except for forfeitures of Common Shares issued pursuant to Restricted Stock Awards, (iii)  sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (iv) amend or otherwise change its certificate of incorporation or bylaws or permit any of its subsidiaries to amend its certificate of incorporation, bylaws or similar organizational documents, (v) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock or (vi) amend or otherwise change the terms of any Warrants;

(c) the Company shall not, and shall not permit any of its subsidiaries to (i) declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid to the Company by direct or indirect wholly-owned subsidiaries of the Company), (ii) acquire or agree to acquire, including by merging or consolidating with, or purchasing the assets (except raw materials, inventory or supplies in the ordinary course of business consistent with past practice) or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (iii) enter into, amend, modify or supplement any Contract, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries;

(d) neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation, severance benefits or fringe benefits of, or pay any severance or bonus to, any current or former director, officer or employee except for payments made in accordance with Sections 5.11(b) and 5.11(c) hereof, (ii) except as provided in Section 5.11(d) of this Agreement and Section 5.11(d)(iii) of the Company Disclosure Schedule, enter into any new or amend any existing employment, consulting, severance, termination, change-of-control or indemnification Contract with any director, officer or employee of the Company, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including Section 2.02 hereof), become obligated under any Benefit Plan that was not in existence on the date of this Agreement or amend, modify or terminate any Benefit Plan or other employee benefit plan or any Contract, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date of this Agreement or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement (including the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement), except in connection with terminating the Options and the Stock Plans pursuant to Section 2.02 and except for the payment of the employer match under the Company’s 401(k) plan;

(e) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business consistent with past practice;

(f) except pursuant to a Material Contract, the Company shall not, and shall not permit any of its subsidiaries to (i) incur, assume, pre-pay, discharge or satisfy any Indebtedness or enter into any Contract to incur, assume, pre-pay, discharge or satisfy any Indebtedness, or guarantee, or agree to guarantee, any such Indebtedness or obligation of another Person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any Contract or arrangement having the economic effect of any of the foregoing, or (ii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any Person, other than (y) loans between or among the Company and any of its wholly-owned subsidiaries and (z) cash advances to the Company’s or its subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business;

(g) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

(h) the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, or amend, modify, elect not to renew or terminate or waive, release or assign any rights under any Material Contract in any material respect in a manner which is adverse to the Company or its subsidiaries (other than entering into a new Material Contract to replace a Material Contract which has terminated without a breach thereunder by its terms, which new Material Contract is consistent with the terms of the terminated Material Contract);

(i) except for customer Contracts entered into in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit its subsidiaries to, renegotiate or enter into any new material Contract, license, arrangement or other relating to any Proprietary Rights;

(j) the Company and its subsidiaries (i) shall comply in all material respects with their obligations under the Material Contracts as such obligations become due, (ii) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (iii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(k) the Company shall not, and shall not permit any of its subsidiaries to, make any capital expenditure or commitments not consistent with the expenditures in the Company’s capital budget for 2008 provided to Parent;

(l) the Company shall not, and shall not permit any of its subsidiaries to make any material changes in their respective standardized or other sales terms and conditions, except in the ordinary course of business consistent with past practice;

(m) the Company shall not, and shall not permit any of its subsidiaries to, enter into any settlement, conciliation or similar Contract with any Governmental Authority or that requires payment of any material consideration after the execution date of this Agreement;

(n) the Company shall not, and shall not permit any of its subsidiaries to, (i) settle or compromise any pending or threatened Claim, except with respect to the settlement or compromise of any such Claim where the full amount paid or to be paid is covered by insurance coverage maintained by the Company, (ii) change any of the accounting policies, practices or procedures (including material Tax accounting methods, periods, policies, practices or procedures) or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as may be required as a result of a change in GAAP enacted after the date of this Agreement, or (iii) except in the ordinary course of business and in a manner consistent with past practice, make, change or rescind any material Tax election, enter into any material closing agreement relating to Taxes, settle or compromise any material Tax liability, audit, claim, proceeding or assessment, file any material amended Tax Return, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax liability or assessment;

(o) the Company shall not, and shall not permit any of its subsidiaries to, allow any material Company Proprietary Rights to become abandoned or expired for failure to make required filings or pay required fees; and

(p) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02 Stockholders Meeting; Preparation of Proxy Statement.

(a) The Company, acting through the Company Board, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. Except as set forth in Section 5.09(b), the Company Board shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, (iii) take all lawful actions to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.09(b) hereof) the recommendation by the Company Board of this Agreement or the Merger.

(b) As soon as reasonably practicable following the execution of this Agreement and in connection with the Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) give Merger Sub and Parent and their counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.09(b), use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (v) use its commercially reasonable efforts otherwise to comply with all legal requirements applicable to the Stockholders Meeting. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in a supplement or amendment to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders Meeting to the extent necessary to ensure that any information discovered by any party hereto that should be set forth in an supplement or amendment to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, is provided to the Company’s stockholders, or, if as of the time for which the Stockholders Meeting is originally scheduled there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholders Meeting.

5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (ii) use its commercially reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party and (iii) timely make all such filings and timely seek all such consents, approvals, permits, authorizations and waivers. Without limiting the foregoing, each of the parties hereto shall (and shall use its commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition Laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Parent shall be responsible for the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions.

5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article 7, and subject to the requirements of any Law, including (i) any anti-trust Law, (ii) any applicable Law protecting the privacy of employees and personnel files, (iii) applicable undertakings given by the Company to others requiring confidential treatment of documents and (iv) appropriate limitations on the disclosure of information to maintain attorney-client privilege, the Company will, and will cause each of its subsidiaries and its and their controlled affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Parent Representatives”) reasonable access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Parent, Merger Sub and the Parent Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its subsidiaries as Parent, Merger Sub or the Parent Representatives may from time to time reasonably request. Each of Parent and Merger Sub will, and will cause the Parent Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of September 10, 2007 (the “Confidentiality Agreement”), between Parent and a Company Representative shall apply to all information furnished to any Parent Representative by any Company Representative hereunder or thereunder.

5.05 Public Announcements.  Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by Parent and Merger Sub announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

5.06 Indemnification; Directors’ and Officers’ Insurance.

(a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation substantially similar to those set forth in the Company’s certificate of incorporation and bylaws as in effect at the date of this Agreement (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, subject to Section 5.06(c), the Surviving Corporation shall indemnify, defend and hold harmless each Person who is or has been prior to the date of this Agreement or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, Claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any Claim, to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including the Transactions), in each case, to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws as in effect at the date of this Agreement (and shall pay expenses in advance of the final disposition of the Claim(s) that are reasonably incurred in defending any such Claim to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company’s certificate of incorporation and bylaws as in effect at the date of this Agreement, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the DGCL).

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.06 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.06, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such Claim or separate but substantially similar Claims arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Effective upon the Effective Time, Parent shall cause to be purchased a six-year “tail” prepaid liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms, including with respect to coverage and amount, no less favorable to such directors and officers than those of such policy in effect on the date of this Agreement. This Section 5.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.06 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.06.

5.07 Further Assurances; Commercially Reasonable Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries and affiliates to use) their respective commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. Without limiting the foregoing, the Company shall cause to be terminated prior to the Effective Time the UCC-1 financing statements set forth in Section 3.23 of the Company Disclosure Schedule.

5.08 Third Party Standstill Agreements. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill Contract to which the Company or any of its subsidiaries is a party (other than involving Parent or its affiliates). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such Contracts, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

5.09 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company and its subsidiaries and their respective officers and directors shall not, and the Company shall cause the Company Representatives not to, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)), (ii) maintain or continue in violation of Section 5.09(e), or enter into or participate in any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) to make or effect an Acquisition Proposal or (iii) enter into any Contract, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.09 or any other provision of this Agreement shall prohibit the Company Board, prior to Stockholder Approval at the Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.09) if (A) the Company Board determines in good faith after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in the breach of its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Acquisition Proposal would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)) and (C) prior to furnishing any nonpublic information to, or engaging in discussions or negotiations with, such Person, (x) the Company receives from such Person an executed confidentiality Contract (which Contract shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in the Confidentiality Agreement, including any standstill provisions and (y) concurrently with its delivery to such Person, the Company delivers to Parent and Merger Sub all such nonpublic information not previously provided to Parent and Merger Sub.

(b) Notwithstanding anything to the contrary contained in Section 5.02(a), if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.09(a) in respect of any Acquisition Proposal, the Company Board may, prior to Stockholder Approval at the Stockholders Meeting, (i) withdraw or modify (in a manner adverse to Parent) its approval or recommendation of the Merger and this Agreement, (ii) approve or recommend such Acquisition Proposal, (iii) recommend that the stockholders of the Company reject this Agreement or the Merger or (iv) cause the Company or any of its subsidiaries to enter into a binding written Contract with respect to, and containing the terms of, such Acquisition Proposal, in each case only if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Company Board determines in good faith after consultation with outside legal counsel, that failure to take such action is reasonably likely to result in the breach of its fiduciary duties to the Company’s stockholders under applicable Law and (C) in the case of clause (iv) of this Section 5.09(b), the Company terminates this Agreement pursuant to Section 7.04(b), and the Company pays to Parent the Break Up Fee (as defined hereinafter) concurrently with such action as provided in Section 8.01(b). Each Company Board action set forth in clauses (i) through (iv) of this Section 5.09(b) is referred to herein as a “Company Triggering Event.”

(c) The Company (i) will promptly (and in no event later than within 24 hours) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry (including copies of any document or correspondence evidencing such Acquisition Proposal or inquiry) and (ii) will keep Parent informed of any changes to any such Acquisition Proposal or inquiry.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board or any Company Representative, except as permitted by Section 5.09(b), shall propose to approve or recommend any Acquisition Proposal.

(e) The Company shall immediately cease, and cause each Company Representative to immediately cease, any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Parent Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for a merger, acquisition, recapitalization, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or (B) an equity interest in 20% or more of the voting securities of the Company, other than the Transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person (substituting 50% for the 20% thresholds set forth in the definition of “Acquisition Proposal”) that (i) the Company Board has determined in good faith, after consultation with the Financial Advisor or other independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including considering the expected date of consummation of such Acquisition Proposal and any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated no later than six (6) months from the receipt of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal; provided that the Company Board shall not so determine that any such Acquisition Proposal is a Superior Proposal prior to the time that is five (5) Business Days after the time by which the Company has complied in all respects with Section 5.09(c) with respect to such proposal (which time period shall start again in the event the terms of such proposal are altered in any material respect). During such five (5) Business Day period, the Company shall, and shall cause its Company Representatives to, negotiate with Parent and Merger Sub (to the extent Parent and Merger Sub wish to do so) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

5.10 Termination of Registration. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary to terminate the registration of the Common Shares under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.

5.11 Employment Matters.

(a) Following the Effective Time through one year after the Effective Time, and subject to the provisions of this Section 5.11, Parent shall cause to be provided to the individuals who are actively employed by the Company and its subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Corporation or any of its subsidiaries (and their dependents) after the Effective Time compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of Parent and its subsidiaries, including severance and bonus benefits provided by Parent to similarly situated employees of Parent; provided, that, each such employee shall receive credit for vesting and eligibility purposes only under Parent’s plans (including Parent’s severance policy and 2008 bonus plan) with respect to all years of service for which such employee was credited before the Effective Time under any comparable Benefit Plan of the Company. For purposes of clarity, an employee receiving such credit shall be eligible for a bonus in respect of the full 2008 calendar year under Parent’s 2008 bonus plan.

(b) As of or prior to the Effective Time, the Company shall pay amounts earned, if any, under (i) the 2008 Executive Bonus Plan, subject to the terms thereof and which plan is attached hereto as Section 5.11(b) of the Company Disclosure Schedule, which payments, if the calendar year 2008 has not completed prior to the Effective Time, shall be made proportionately based upon the number of days that have elapsed from the beginning of the calendar year 2008 until the Effective Time divided by 366 and may be made only to (A) the individuals who are terminated by the Company at or prior to the Effective Time and (B) who are not Eligible Bonus Program Officers, and (ii) the Company’s quarterly and annual sales bonus program, the terms of which are described on Section 5.11(b) of the Company Disclosure Schedule, which (A) for each completed quarterly period prior to the Effective Time, full quarterly payments shall be made in accordance with the Company’s past practices, (B) for any partially completed quarterly period prior to the Effective Time, proportionate payments shall be made based upon the number of days that have elapsed from the beginning of such quarterly period divided by the total number of days in such quarterly period and (C) with respect to annual payments, if the calendar year 2008 has not completed prior to the Effective Time, such payments shall be made proportionately based upon the number of days that have elapsed from the beginning of the calendar year 2008 until the Effective Time divided by 366, and in each case not to exceed the individual and aggregate amounts set forth on Section 5.11(b) of the Company Disclosure Schedule. All bonus payments described in clauses (i) and (ii) of this Section 5.11(b) are referred to in this Agreement collectively as the “Bonus Payments.”

(c) Immediately prior to the Effective Time, the Company shall terminate the employment of the employees set forth on Section 5.11(c) of the Company Disclosure Schedule, to the extent such employees continue to be employed immediately prior to the Effective Time. In addition, at least fifteen days prior to the Effective Time, Parent shall notify the Company in writing as to which other employees of the Company the Company should terminate immediately prior to the Effective Time, to the extent such employees continue to be employed immediately prior to the Effective Time. Immediately prior to the Effective Time, the Company shall pay all amounts due and payable to such employees (and to those terminated employees as set forth in the next succeeding sentence) pursuant to the employment agreements identified on Section 5.11(c) of the Company Disclosure Schedule between the Company and such employees and, if no such employment agreement applies, the employee severance plan attached hereto as Section 5.11(c) of the Company Disclosure Schedule (the “Severance Policy”). For purposes of this Section 5.11(c), an individual will be deemed terminated by the Company immediately prior to the Effective Time and eligible under the Severance Policy if (i) such individual is employed by the Company and its subsidiaries immediately prior to the Effective Time, (ii) such individual’s primary place of business is required to move outside the state of Utah, and (iii) such individual terminates his or her employment by declining to continue in such position.

(d) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each employment agreement with an Eligible Bonus Program Officer and, to the extent applicable, each Benefit Plan, in each case, to be amended in a form satisfactory to the Company and Parent, in order to implement each of the matters described on Section 5.11(d) of the Company Disclosure Schedule prior to the Effective Time.

5.12 Tax Matters. Prior to the Closing, the Company shall (i) prepare amended 2006 United States federal and California, Colorado and Utah state income tax returns to properly report its organizational structure following the acquisition of The Med-Design Corporation, (ii) deliver such amended tax returns to Parent for its review and approval (not to be unreasonably withheld) and (iii) file such amended tax returns with the appropriate taxing authorities.

5.13 Merger Sub. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

5.14 Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder Claim against the Company, Parent or Merger Sub, as applicable, and their respective directors relating to the Transactions. The Company agrees that it will not settle any Claim currently pending, or commenced after the date of this Agreement, against the Company or any of its directors by any stockholder of the Company or holder of Options or Warrants relating to this Agreement or the Merger, without the prior written consent of Parent.

5.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary and permitted to cause the Transactions contemplated by this Agreement, including any dispositions of Company Shares (including derivative securities with respect to such Common Shares and including the deemed disposition and cancellation of the Options in the Merger) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws;

(b) No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order, that is then in effect and that has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their reasonable best efforts to appeal any such Order or otherwise have any such Order vacated or removed;

(c) Consents. All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger (other than under the HSR Act or under any foreign competition or merger control Laws) shall have been made or obtained; and

(d) Antitrust Approvals. Any waiting period (and any extension thereof) under the HSR Act or competition or merger control Laws applicable to the consummation of the Merger shall have expired or terminated and all necessary consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities under any foreign competition or merger control Laws shall have been made or obtained.

6.02 Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent in writing prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect (other than the representations and warranties set forth in Sections 3.01, 3.02, 3.04, 3.05, 3.19 and 3.20, which shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date)); provided, however, that for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded;

(b) Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time;

(c)  Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a), (b) and (c) above have been satisfied;

(e)  Dissenting Shares. The Dissenting Shares shall not constitute more than 10% of the aggregate number of shares of Common Stock outstanding as of the date of this Agreement; and

(f)  Termination of Liens. Parent shall have received written evidence, reasonably satisfactory to Parent that the liens underlying the UCC-1 financing statements set forth in Section 3.23 of the Company Disclosure Schedule have been irrevocably and unconditionally released and terminated.

6.03 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Parent Material Adverse Effect (other than the representations and warranties set forth in Section 4.03, which shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date); provided, however, that for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded;

(b) Covenants and Agreements. Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time; and

(c) Officers’ Certificate. At the Closing, each of Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

ARTICLE 7

TERMINATION

7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after Stockholder Approval, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent.

7.02 Termination by Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after Stockholder Approval, by Parent, on the one hand, or the Company, by action of the Company Board, on the other hand, if:

(a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.03, Section 5.07 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before September 10, 2008 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of or principally resulted in the failure of the Merger to have been consummated on or before the Expiration Date; provided, further, that, in (i) the event the conditions set forth in Section 6.01(d) shall not have been satisfied on or before the Expiration Date, and (ii) no proceedings shall have been instituted by any Governmental Authority to prevent the consummation of the Transactions prior to the Expiration Date referred to above in this Section 7.02(b), the Company or Parent may unilaterally extend (by notice delivered to the other party on or prior to the original Expiration Date) the Expiration Date until up to December 10, 2008, in which case the Expiration Date shall be deemed for all purposes to be such date; provided that Parent shall have no right to extend the original Expiration Date pursuant to this Section 7.02(b) if there is an uncured Terminating Merger Sub Breach at the time of such extension and the Company shall have no right to extend the original Expiration Date pursuant to this Section 7.02(b) if there is an uncured Terminating Company Breach at the time of such extension. In the event that the original Expiration Date is extended, if the party delivering such extension notice to the other party does not thereafter use best efforts to seek satisfaction of the condition in Section 6.01(d) (it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to satisfying the conditions in Section 6.01(d)), then the other party may terminate this Agreement; or

(c) upon a vote at a duly held Stockholders Meeting (including any adjournment or postponement thereof) to obtain Stockholder Approval in accordance with this Agreement, Stockholder Approval shall not have been obtained.

7.03 Termination by Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after Stockholder Approval, by Parent, if:

(a) the Company shall have breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Company Breach”) and such Terminating Company Breach (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) has not been cured within 30 days after notice thereof is received by the Company; provided that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach; or

(b) a Company Triggering Event shall have occurred.

7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after Stockholder Approval, Merger Sub or Parent shall have breached any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is not cured within 30 days after written notice thereof is received by Merger Sub and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; or

(b) at any time prior to Stockholder Approval, if the Company or any of its subsidiaries enters into a binding written Contract with respect to, and containing the terms of, an Acquisition Proposal pursuant to and in accordance with Sections 5.09(b)(iv) and 5.09(g) (but only if in any such case the Company concurrently pays Parent the Break Up Fee as provided in Section 8.01(b)).

7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.05, 7.05, 8.01, 8.02 and 8.07.

ARTICLE 8

MISCELLANEOUS

8.01 Payment of Fees and Expenses.

(a) Except set forth in Section 8.01(b) or as otherwise specified in this Agreement, each of the parties hereto shall bear its own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions.  “Expenses” as used in this Agreement shall include all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b) If this Agreement is terminated (i) by the Company or by Parent pursuant to Section 7.02(b) or Section 7.02(c) and, in all such cases, prior to the Stockholders Meeting but after the date of this Agreement, an Acquisition Proposal (which, for purposes of this Section 8.01(b)(i), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 5.09(f), except that all references to “20% or more” shall be deemed references to “more than 50%”) for the Company shall have been made (other than by Parent or its affiliates) and within 12 months after such termination either the Company has entered into a definitive Contract relating to an Acquisition Proposal for the Company or a transaction contemplated by an Acquisition Proposal for the Company has been consummated; provided that in the case of a termination pursuant to Section 7.02(c), such Acquisition Proposal shall have been made directly to the holders of Common Shares or shall otherwise have become publicly known, (ii) by Parent pursuant to Section 7.03(b), or (iii) by the Company pursuant to Section 7.04(b) (but only if the Company concurrently pays to Parent the Break Up Fee as provided below), then the Company shall pay to Parent the Break Up Fee (as defined below) in case (i), within two (2) Business Days after the event that triggers the obligation to pay the Break Up Fee, in case (ii), within two (2) Business Days following such termination of this Agreement and in case (iii), concurrently with such termination of this Agreement. “Break Up Fee” means cash in immediately available funds in an amount equal to $2,734,945.

(c) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Notwithstanding any other provision in this Agreement to the contrary, if Parent receives the Break Up Fee (and subject to Parent’s and Merger Sub’s rights to specifically enforce this Agreement as set forth in Section 8.11 in the event that Parent believes that the Company does not have the right to terminate this Agreement) the parties hereto agree that the payment contemplated by Section 8.01(b) represents the exclusive remedy of Parent and Merger Sub in the circumstances described therein and that, except for the payment expressly set forth in the circumstances described therein, none of the Company or any of its respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by the Company giving rise to such termination, or the failure of the Transactions to be consummated, whether arising in contract, tort or otherwise.

(d) All amounts payable by a party under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the other party may designate in writing.

8.02 No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1, 2, and 8, and Section 5.06 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.03 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such stockholders without such further approval; provided, further, that the provisions of Section 5.06 may not be amended or modified without the prior written agreement of each of the Indemnified Parties. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.04 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

C. R. Bard, Inc. 730 Central Avenue Murray Hill, New Jersey 07974 Attention: Office of General Counsel Facsimile No.: (908) 277-8025

with a copy to:

Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael E. Lubowitz
Facsimile No.: (212) 310-8007

If to the Company:

Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010
Attention: General Counsel
Facsimile No.: (801) 298-8126

with a copy to:

Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah 84101
Attention: Nolan S. Taylor
Facsimile No.: (801) 933-7373

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.08 Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein" and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.10 Certain Definitions. As used in this Agreement:

(a)  “affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b)  “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in the State of New York are authorized by Law to be closed;

(c) “Indebtedness” means, with respect to the Company and its subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally agreed accounting principles, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, (vi) any liability which is deemed a long-term liability under GAAP, (vii) guarantees and similar commitments relating to any of the foregoing items, (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the Company or its subsidiaries, whether or not such entity has assumed or become liable for the payment of such obligation.

(d) “Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge after due inquiry of such Person’s directors and officers or, in the case of managers only, those having direct responsibility relating to the applicable matter;

(e) “Person” means any individual, corporation, partnership, limited liability company, trust, or any other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(f) “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

8.11 Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached by the Company, immediate and irreparable harm or injury to Parent or Merger Sub would be caused for which money damages would not be an adequate remedy. Accordingly, the parties hereto agree that, in addition to other remedies available to Parent or Merger Sub, Parent and Merger Sub shall be entitled to specific performance of the terms hereof. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at law. The parties further recognize and agree that the exclusive remedy available to the Company under this Agreement for a breach of the Agreement by Parent or Merger Sub shall be monetary damages and that the Company shall not be entitled to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, provided that prior to any termination of this Agreement pursuant to Article VII, the Company shall not be prohibited from seeking specific performance with respect to any breach of a covenant of Parent or Merger Sub set forth in this Agreement (but the Company shall not have the right to seek to cause to be issued an order obligating the Parent or Merger Sub to consummate the Merger).

8.12 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.13 Third-Party Beneficiaries. Except for the provisions of Section 5.06, this Agreement does not confer upon any Person other than the parties hereto any rights or remedies.

8.14 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Courts of the State of Delaware or any court of the United States located in the State of Delaware (“Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Courts. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

By:	/s/ Jeffrey M. Soinski
Name: Jeffrey M. Soinski
Title: Chief Executive Officer

PELICAN ACQUISITION SUB CO.

By:	/s/ Todd C. Schermerhorn
Name: Todd C. Schermerhorn
Title: Vice President

C. R. BARD, INC.

By:	/s/ Robert L. Mellen
Name: Robert L. Mellen
Title:	Vice President, Strategic Planning and Business Development

ANNEX B

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of March 10, 2008, is entered into among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the stockholders of Specialized Health Products International, Inc., a Delaware corporation (the “Company”), identified on Schedule A hereto (each, a “Stockholder,” and, collectively, the “Stockholders”).

WHEREAS, Parent, Pelican Acquisition Sub Co., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, each Stockholder owns the number of Common Shares set forth opposite its name on Schedule A hereto (such Common Shares held by each Stockholder as set forth on Schedule A, together with any other shares of capital stock of the Company acquired by each Stockholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. Representations and Warranties of Each Stockholder. Each Stockholder hereby severally and not jointly represents and warrants to Parent as of the date hereof as follows:

(a) Authority; Execution and Delivery; Enforceability. Each Stockholder which is not an individual is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Each Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery by each Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, require the consent, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under, any provision of any contract or agreement to which such Stockholder is a party or by which any properties or assets of such Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to such Stockholder or the properties or assets of such Stockholder. No consent or approval of, or registration, declaration or filing with, any Person or Governmental Authority is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) Subject Shares. Each Stockholder is the record and beneficial owner of and has good and marketable title to the Subject Shares, free and clear of any Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares) other than pursuant to this Agreement and the Merger Agreement. Each Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Subject Shares. Each Stockholder has the sole right to vote the Subject Shares, and none of such Stockholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(c) Acquisition Proposals. Each Stockholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Acquisition Proposal.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

Authority; Execution and Delivery; Enforceability. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Parent or the properties or assets of Parent. No consent or approval of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 4. Covenants of the Stockholders. Each Stockholder covenants and agrees severally and not jointly as follows:

(a) Prior to the Expiration Date, at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, called to seek the Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Stockholder Approval and (ii) any proposal to adjourn any meeting of the stockholders of the Company which Parent supports.

(b) Prior to the Expiration Date, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders’ vote, consent or other approval is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company, (ii) any Acquisition Proposal or Superior Proposal and (iii) any amendment of the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other agreement contemplated by the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. Each Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 4. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. With respect to the proxy granted hereunder by each Stockholder, Parent agrees not to exercise the proxy of such Stockholder if such Stockholder complies with his, her or its obligations in this Agreement.

(d) Between the date hereof and the date immediately following the date of the Stockholders Meeting (the “Termination Date”), other than as set forth on Schedule B, each Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of such Stockholder’s Subject Shares to any person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Stockholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

(e) Each Stockholder shall not engage, nor shall it authorize or permit any investment banker, attorney, accountant or other representative or agent (collectively, the “Stockholder Representatives”) of such Stockholder to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 5.09(a) of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, if the Company, in compliance with the provisions of Section 5.09 of the Merger Agreement, has provided information to or entered into discussions or negotiations with, any Person in response to an Acquisition Proposal made by such Person, then each Stockholder and his or its Stockholder Representatives may provide information to and engage in discussions or negotiations with such Person as to the extent the Company and its subsidiaries and their respective officers and directors and the Company Representatives are permitted to do so pursuant to the terms of Section 5.09 of the Merger Agreement, but only if instructed by the Company Board to provide such information or engage in such discussion or negotiation.

(f) Each Stockholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior consent of Parent, except as may be required by Law.

(g) Each Stockholder hereby waives, and agrees not to exercise or assent, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(h) Notwithstanding anything in this Agreement to the contrary, each Stockholder which is an individual shall not be limited or restricted in any way from acting in such Stockholder’s fiduciary capacity as a director or officer of the Company, to the extent applicable, in order for such Stockholder to comply with such Stockholder’s fiduciary duties as a director or officer of the Company. In addition, notwithstanding anything in this Agreement to the contrary, each Stockholder shall not be limited or restricted in any way from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof. The parties acknowledge that this Agreement shall apply to each such Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and that each such Stockholder makes no agreement or understanding herein in his capacity as a director or officer of the Company.

SECTION 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) any decrease in the merger consideration, change in the form of such consideration or any other change in the Merger Agreement that is material and adverse to any Stockholder (the “Expiration Date”); provided that the obligations of each Stockholder under Section 4(d) shall terminate immediately following the Termination Date.

SECTION 6. Additional Matters.

(a) Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

SECTION 7. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.06 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Stockholders. This Agreement shall become effective against each Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(h) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Stockholders or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs.

(i) Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7(i), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

C. R. BARD, INC.

By:	/s/ Robert L. Mellen
Name: Robert L. Mellen
Title: Vice President, Strategic Planning and Business Development

Signature Page to Voting and Support Agreement

GALEN PARTNERS III, L.P.

By:	/s/ David W. Jahns
Name: David W. Jahns
Title: Managing Member, Claudius, LLC, Its General Partner

GALEN PARTNERS INTERNATIONAL III, L.P.

By:	/s/ David W. Jahns
Name: David W. Jahns
Title: Managing Member, Claudius, LLC, Its General Partner

GALEN PARTNERS EMPLOYEE FUND III, L.P.

By:	/s/ Bruce F. Wesson
Name: Bruce F. Wesson
Title: President, Wesson Enterprises, Its General Partner

/s/ Jeffrey M. Soinski
Jeffrey M. Soinski

/s/ Paul S. Evans
Paul S. Evans

EVANS FAMILY LTD PARTNERSHIP

By:	/s/ Paul S. Evans
Name: Paul S. Evans
Title: General Partner

Signature Page to Voting and Support Agreement

/s/ Donald D. Solomon
Donald D. Solomon

/s/ Jann Solomon
Jann Solomon

/s/ David Green
David Green

/s/ Rebecca Whitney
Rebecca Whitney

Signature Page to Voting and Support Agreement

SCHEDULE A

Name and Address of Stockholders	Number of Common Shares Owned

Galen Partners III, L.P. 680 Washington Boulevard 11th Floor Stamford, CT 06910	14,047,363

Galen Partners International III, L.P. 680 Washington Boulevard 11th Floor Stamford, CT 06910	1,271,529

Galen Partners Employee Fund III, L.P. 680 Washington Boulevard 11th Floor Stamford, CT 06910	57,521

Jeffrey Soinski 2310 Walker Salt Lake City, UT 84117	1,967,096

Donald D. Solomon and Jann H. Solomon Joint Tenants 596 Eagleridge Drive North Salt Lake, UT 84054	65,666

Donald D. Solomon 596 Eagleridge Drive North Salt Lake, UT 84054	709,287

Paul Evans 3242 S. 200 W. Bountiful, UT 84010	824,970

Evans Family LTD Partnership 3242 S. 200 W. Bountiful, UT 84010	36,000

David A. Green 2174 Preston Street Salt Lake City, UT 84106	296,037

Rebecca Whitney 777 2nd Avenue Salt Lake City, UT 84103	213,276

SCHEDULE B

Permitted Transfers
Mr. Soinski will be permitted to Transfer no more than 600,000 Subject Shares pursuant to 10b5-1 plans in order to satisfy tax obligations of such Stockholder due April 15, 2008.

Mr. Solomon will be permitted to Transfer no more than 110,000 Subject Shares pursuant to 10b5-1 plans in order to pay tax obligations of such Stockholder due April 15, 2008.

Mr. Evans will be permitted to Transfer no more than 360,000 Subject Shares pursuant to 10b5-1 plans in order to pay tax obligations of such Stockholder due April 15, 2008 and to make charitable contributions.

ANNEX C

FAIRNESS OPINION

March 10, 2008

Board of Directors of Specialized Health Products International, Inc.
585 West 500 South
Bountiful, UT 84010

Members of the Board of Directors:

We understand that Specialized Health Products International, Inc. (the “Company”), C. R. Bard, Inc. (the “Acquiror”) and Pelican Acquisition Sub Co., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger to be dated as of March 10, 2008 (the “Agreement”), pursuant to which the Acquisition Sub would be merged with and into the Company in a merger (the “Merger”), in which each issued and outstanding share of the common stock, par value $0.02 per share, of the Company (the “Company Shares”), other than Company Shares held in treasury or held by the Acquiror or any affiliate of the Acquiror or as to which dissenters’ rights have been perfected, will be converted into the right to receive $1.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

In arriving at the opinion set forth below, we have, among other things:

(i)	Reviewed certain publicly available financial statements and other available business and financial information relating to the Company;

(ii)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(iii)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses (i) and (ii) above;

(iv)	Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(v)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(vi)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(vii)	Performed discounted cash flow analyses based on the Company’s financial forecasts;

(viii)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(ix)	Reviewed the Agreement and certain exhibits and materials annexed thereto;

(x)	Reviewed the Voting and Support Agreement to be dated March 10, 2008; and

(xi)	Conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us or publicly available. In addition, we have not independently verified any of such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Our opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to any matters relating to the Merger. We do not offer any opinion as to the terms, other than the Consideration, of the Agreement or any related documents or the form of the Merger. We also do not offer any opinion as to the fairness of the amount or nature of the compensation payable to any of the Company’s officers, directors or employees relative to the compensation to the shareholders of the Company. We are not expressing any opinion herein as to the prices at which the Company Shares will trade following the announcement of the Merger. In rendering this opinion, we have assumed, that (i) the final executed form of the Agreement does not differ in any material respect from the final draft that we have examined, (ii) the Acquiror and the Company will comply with all the material terms of the Agreement and (iii) the Merger will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without a material adverse effect on the contemplated benefits of the Merger.

We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

In connection with our engagement and at your direction, we were requested to approach and we held discussions with other third parties regarding the possible acquisition of the Company.

We are receiving a fee from the Company for rendering this fairness opinion and we are acting as financial advisor to the Company in connection with the Merger. We will receive a fee from the Company for our advisory services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We may provide financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may receive fees for the rendering of such services in the future. In addition, in the ordinary course of our business, we may actively trade securities of the Company and the Acquiror for our own account and, accordingly, may at any time hold a long or short position in such securities.

Additionally, a director on the board of CIT Group Inc., the parent company of CIT Capital Securities LLC, is also an officer and director of the Acquiror.

This opinion has been approved by our fairness opinion committee and is provided for the benefit of the Board of Directors of the Company in connection with, and for the purpose of, its consideration of the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Company Shares, other than the Acquiror and its affiliates.

Very truly yours,

/s/ CIT CAPITAL SECURITIES LLC

CIT CAPITAL SECURITIES LLC

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

FORM OF PROXY
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2008.

The undersigned common stockholder of Specialized Health Products International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, to be held on [ ], 2008, [_:00 _.m.] local time at [ ], and hereby appoints [ ], or either of them, each with the full power of substitution, as proxies to act and to vote, as designated herein, at said Special Meeting of Stockholders and at all adjournments thereof, all shares of common stock which the undersigned would be entitled to vote on the matters set forth below, if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

If the merger agreement is approved and the other conditions to closing are satisfied, each outstanding share of SHPI common stock, including all restricted shares (other than shares owned by C. R. Bard, Merger Sub or held in treasury by us and other than shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive $1.00 in cash, without interest or dividends thereon.

A. Issues - The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.
To adopt the Agreement and Plan of Merger, dated as of March 10, 2008, by and among Specialized Health Products International, Inc. (“SHPI”), Pelican Acquisition Sub Co. (“Merger Sub”) and C. R. Bard, Inc., pursuant to which Merger Sub will merge with and into SHPI, with SHPI surviving as a wholly-owned subsidiary of C. R. Bard, Inc.

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

2.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Item 1 if there are insufficient votes at the time of the meeting to adopt the merger agreement.

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

B. AUTHORIZED SIGNATURES - SIGN HERE - This section must be completed for your instructions to be executed.

Please sign below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2008
(signature)

Please complete, sign, date and promptly return the
proxy card using the enclosed envelope.	(signature if held jointly)

(print name of stockholder(s))